Exhibit 4.2

Portfolio C Sale Agreement - FLY
EXECUTION VERSION

DATED	February 28,	2018

ASIA AVIATION CAPITAL LIMITED
AS SELLER

FLY ALADDIN HOLDING LIMITED
AS PURCHASER

AND

AIRASIA BERHAD
(AS GUARANTOR)

AIRCRAFT SALE AND PURCHASE AGREEMENT
IN RESPECT OF

Eleven (11) NEW AIRBUS A320-200 NEO AIRCRAFT
Thirteen (13) NEW AIRBUS A321-200 NEO AIRCRAFT
AND
THREE (3) NEW AIRBUS A320-200 CEO AIRCRAFT

MILBANK, TWEED, HADLEY & McCLOY LLP
Singapore

Schedule 1	Pre-delivery Procedure	52

Schedule 2	Specifications	53
Part A	A320 NEO Aircraft	53
Part B	A321 NEO Aircraft	55
Part C	A320 CEO Aircraft	58
Part D	Agreed BFE List	60
Part E	Agreed SCN List	63
Part F	Agreed CEO BFE List	70
Part G	Agreed CEO SCN List	74

Schedule 3	Form of Bills of Sale and Acceptance Certificate	80
Part A	Form of Seller Bill of Sale	80
Part B	Form of Seller Acceptance Certificate	81
Part C	Form of BFE Bill of Sale	82
Part D	Form of Airbus Bill of Sale	84

Schedule 4	Participation Indemnity Letter	86

Schedule 5	Participation Letter for Advisers	89

Schedule 6	Form of Purchase Agreement Assignment	94

Schedule 7	Form of Lease Agreement for NEO Aircraft	103

(i)

THIS AIRCRAFT SALE AND PURCHASE AGREEMENT is made on ________________ 2018

BETWEEN:

(1)
ASIA AVIATION CAPITAL LIMITED, a company incorporated and existing under the Labuan Companies Act 1990 of Malaysia with its registered office at Unit Level 11 (A), Main Office Tower, Financial Park Labuan, Jalan Merdeka, 87000 Federal Territory of Labuan, Malaysia (“Seller”);

(2)
FLY ALADDIN HOLDINGS LIMITED, a private company limited by shares incorporated and existing under the laws of Ireland with its registered office at West Pier Business Campus, Dun Laoghaire, Co. Dublin A96 N6T7, Ireland and registered number 621582 (“Purchaser”); and

(3)
AIRASIA BERHAD (Company Registration No. 284669-W), a company incorporated and existing under the laws of Malaysia with its registered office at B-13-15, Level 13, Menara Prima Tower B, Jalan PJU 1/39, Dataran Prima, 47301 Petaling Jaya, Selangor Darul Ehsan, Malaysia (“Guarantor” or “AAB”).

RECITALS:

(A)	Pursuant to the Airbus Purchase Agreement, Airframe Manufacturer agreed to sell and AAB as purchaser agreed to purchase, inter alia, the Aircraft;

(B)	Pursuant to the Purchase Agreement Assignment, AAB as assignor agreed to assign certain of its rights under the Airbus Purchase Agreement in respect of the Aircraft to Seller, as assignee;

(C)	Seller has agreed to sell the Aircraft to Purchaser, and Purchaser has agreed to purchase the Aircraft, on the terms and conditions contained in this Agreement;

(D)	Seller and Purchaser have agreed that title to the Aircraft will be transferred by:

(i)	Airframe Manufacturer to Seller pursuant to the Airbus Bill of Sale (as contemplated by the Purchase Agreement Assignment and Airframe Manufacturer Consent and Agreement); and

(ii)	Seller to Purchaser (or the relevant Purchaser Nominee) pursuant to Seller Bill of Sale (as contemplated by this Agreement);

(E)
In respect of each Aircraft, Purchaser (or the relevant Purchaser Nominee), as lessor has agreed to lease, and the relevant Lessee, and if applicable, the relevant Intermediate Lessor, as lessee has agreed to take on lease, the Aircraft on the terms and conditions contained in the relevant Lease Agreement and if applicable, the relevant Head-Lease Agreement, respectively; and

(F)
Simultaneously with Delivery of each Aircraft, Purchaser (or the relevant Purchaser Nominee) agrees to lease such Aircraft to the relevant Lessee or, if applicable, the Intermediate Lessor, and Seller agrees to cause the relevant Lessee to take such Aircraft on lease, pursuant to the relevant Lease Agreement and, if applicable, to cause the relevant Intermediate Lessor to take such Aircraft on lease pursuant to the relevant Head-Lease Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement (including the Recitals) save where the context otherwise requires, in respect of an Aircraft capitalised terms and expressions not defined herein shall have the meanings given to them in the Lease Agreement for that Aircraft and:

“2018 Scheduled Delivery Aircraft” has the meaning given to such term in the Delivery Schedule definition.

“A320 CEO Aircraft” means any or all, as the context requires, of the Airbus model A320-200 CEO Aircraft that are the subject of this Agreement as further described in Part C of Schedule 2.

“A320 CEO Aircraft Base Price” means the amount set forth in a document to be in the agreed form.

“A320 NEO Aircraft” means any or all, as the context requires, of the Airbus model A320-200 NEO Aircraft that are the subject of this Agreement as further described in Part A of Schedule 2.

“A320 NEO Aircraft Base Price” means the amount set forth in a document to be in the agreed form.

“A321 NEO Aircraft” means any or all, as the context requires, of the Airbus model A321-200 NEO Aircraft that are the subject of this Agreement as further described in Part B of Schedule 2.

“A321 NEO Aircraft Base Price” means the amount set forth in a document to be in the agreed form.

“AAG” has the meaning given to the term in Clause 10.8.

“Acceptance Certificate” means each of the Airbus Acceptance Certificate and Seller Acceptance Certificate (together the “Acceptance Certificates”).

“Accession Deed” means the Accession Deed substantially in the form appended at Schedule 11 of the Share Purchase Agreement with any necessary consequential amendments in respect of this Agreement.

“Affected Aircraft” has the meaning given to such term in Clause 3.6.

“Affected Persons” has the meaning given to that term in Clause 11.4(a).

“Affiliate” means, in relation to any person, any subsidiary undertaking or parent undertaking of that person and any subsidiary undertaking of any such parent undertaking, in each case from time to time.

“Affiliate Airline” shall mean any airline in respect of which AAB (i) has direct or indirect ownership or control and “control” for this purpose means the power to direct the management and the policies of such airlines whether through the ownership of voting capital, by contract or otherwise; or (ii) owns directly more than thirty percent (30%) of the voting capital; or holds more than thirty percent (30%) of the directors' voting rights; or by contractual arrangement is entitled to exercise more than thirty percent (30%) of the voting capital or directors' voting rights; and such airline is engaged as its primary business as a scheduled airline primarily involved in the carriage of passengers.  Without prejudice to the requirement that clause (i) or (ii) above must be satisfied at the relevant time, as of the date of this Agreement it is acknowledged that the following entities satisfy the above requirements: AirAsia X Berhad, Thai AirAsia X Co., Ltd., Thai AirAsia Co., Ltd., PT. Indonesia AirAsia, PT Indonesia AirAsia Extra, AirAsia (India) Limited, AirAsia Japan Co., Ltd., Philippines AirAsia Inc. and AirAsia, Inc.

“Aggregate Aircraft” means, collectively, the Aircraft and the Other Aircraft.

“Agreed BFE List” means, in respect of (i) each Aircraft (other than an A320-CEO Aircraft), the BFE list set forth in Part D of Schedule 2 and (ii) each A320-CEO Aircraft the BFE list set forth in Part F of Schedule 2 and as may be further revised, updated and amended from time to time by Seller.

“Agreed SCN List” means, (i) the SCN list set forth in Part E of Schedule 2 in respect of A320 NEO Aircraft and any amendments to such SCN list which are notified to Purchaser pursuant to Clause 2.5(a); (ii) the SCN list in respect of A321 NEO Aircraft notified by Seller to Purchaser by no later than 31 December 2018 (or such later period mutually agreed between Seller and Purchaser) which shall conform to, and shall contain an equal or greater standard and quantity of equipment and standard of systems and operations as, the SCN list set forth in Part E of Schedule 2 relating to A320 NEO Aircraft except as otherwise mutually agreed to by Purchaser and Seller, each acting reasonably and (iii) the SCN list set forth in Part G of Schedule 2 in respect of A320 CEO Aircraft.

“Agreed Value” means 115% of the Purchase Price in respect of such Aircraft reducing by three (3) per cent on each annual insurance date during the Lease Period.

“Agreement” means this aircraft sale and purchase agreement together with the Recitals and Schedules hereto (which form an integral part hereof) as originally executed by the parties hereto, as the same may be amended, modified, novated, replaced or supplemented from time to time.

“Airbus Acceptance Certificate” means in respect of an Aircraft, the aircraft delivery receipt executed by Seller (or Lessee or Intermediate Lessor on Seller’s behalf), upon delivery of such Aircraft under the Purchase Agreement Assignment in favour of Airframe Manufacturer.

“Airbus Bill of Sale” means, in respect of an Aircraft, the bill of sale executed or to be executed by Airframe Manufacturer in favour of Seller in accordance with the Airbus Purchase Agreement (in respect of which certain rights were assigned pursuant to the relevant Purchase Agreement Assignment) in the form attached as Part D of Schedule 3 but subject to any amendments from time to time requested by Airframe Manufacturer.

“Airbus Delivery Condition Specification”  means the Model Specification set forth in Schedule 2, including the Agreed SCN List and Agreed BFE List, in respect of each Aircraft, as further revised, updated and amended from time to time by Seller.

“Airbus Purchase Agreement” means the aircraft purchase agreement dated 23 June 2011 entered into between AAB and Airframe Manufacturer in respect of, inter alia, the Aircraft as amended, restated and supplemented from time to time.

“Aircraft” means the three (3) new A320 CEO Aircraft, eleven (11) new A320 NEO Aircraft and thirteen (13) new A321 NEO Aircraft, in each case as more particularly described in the relevant Lease Agreement, and includes, where the context admits, a separate reference to each of the Airframe, Engines, Parts and Aircraft Documents, and unless otherwise provided herein, shall mean the Aircraft as a whole and any part thereof.

“Aircraft Documents” has, in respect of an Aircraft, the meaning given to such term in the relevant Lease Agreement.

“Airframe Manufacturer” means Airbus S.A.S.

“Airframe Manufacturer Consent and Agreement” means, in respect of an Aircraft, a notice, acknowledgement and consent and agreement relating to such Aircraft whereby Airframe Manufacturer consents to the Purchase Agreement Assignment, in the form appended to the Purchase Agreement Assignment

“Airframe Manufacturer Warranties” means the standard airframe warranties provided by Airframe Manufacturer in respect of (i) Warranties and Service Life Policy and (ii) Patent and Copyright Indemnity.

“Airframe Warranties Agreement” means the airframe warranties agreement from the Airframe Manufacturer in favour of Purchaser (or the relevant Purchaser Nominee) and relevant Lessee.

“Aviation Authority” has the meaning given to such term in the Lease Agreement.

“BBAM Parties” means BBAM Limited Partnership and its Affiliates, and any Person managed or serviced exclusively by BBAM or any of its Affiliates, including, without limitation, the Purchaser, the Other Purchaser and their respective Affiliates provided that a “BBAM Party” shall not be competitor airline (or an affiliate thereof) of AAB, the relevant Lessee or an Affiliate Airline (meaning that an airline operates a comparable service to that of AAB, the relevant Lessee or an Affiliate Airline on at least fifty per cent. (50%) of the routes operated by AAB, the relevant Lessee or such Affiliate Airline) (each a “BBAM Party”).

“BFE” means, in respect of an Aircraft, the buyer furnished equipment installed on the relevant Aircraft on the Delivery Date including the Agreed BFE List.

“BFE Bill of Sale” means, in respect of an Aircraft, the bill of sale relating to and attaching a list of BFE installed on the relevant Aircraft at the time of Delivery to be executed by AAB in favour of Manufacturer and dated the relevant Delivery Date in the form attached as Part C of Schedule 3 but subject to any amendments from time to time requested by the Airframe Manufacturer.

“Bill of Sale” means each of the Airbus Bill of Sale, the Seller Bill of Sale and the BFE Bill of Sale (together, the “Bills of Sale”).

“Business Day” means a day on which commercial banks are open for business in Kuala Lumpur, Malaysia, New York, New York and San Francisco, California (excluding Saturdays, Sundays and public holidays in Kuala Lumpur, Malaysia, New York, New York and San Francisco, California).

“Cape Town Convention” means, together, the Convention on International Interests in Mobile Equipment and the Protocol thereto on matters specific to Aircraft Equipment;

“CFM General Terms Agreement” means the general terms agreement no. CFM-04-0015 dated 26 May 2005 entered into by the Engine Manufacturer and AAB providing, amongst other things, for support by the Engine Manufacturer to AAB in relation to, inter alia, the Engines and the product support plan, inter alia, for the Engines, as the same may be amended from time to time, but excluding all letter agreements thereto, except LA#5 dated 23 June 2011 to the General Terms Agreement.

“Default Rate” means three point five percent (3.5%) over LIBOR.

“Delivery” means, in respect of an Aircraft, the sale and purchase of, and transfer of title to, that Aircraft in accordance with this Agreement, the Purchase Agreement Assignment, the Airbus Bill of Sale and the Seller Bill of Sale.

“Delivery Date” means, in respect of an Aircraft, the date on which Delivery of that Aircraft occurs which for the avoidance of doubt shall be a Business Day.

“Delivery Location” means, in respect of an Aircraft, either of Airframe Manufacturer’s delivery centres located at Blagnac, France, Hamburg, Germany, Tianjin, China (but only at a location in the Tianjin Airport Economic Area of China (Tianjin) Pilot Free Trade Zone), or such other location agreed between Seller and Purchaser and as notified to Purchaser in the relevant Delivery Notice.  Notwithstanding the foregoing, and not in limitation of the other provisions of this Agreement, should Seller or Purchaser determine based on advice of international tax counsel that the Delivery Location specified above in Tianjin, China is not expected to be a location in which Taxes would not be imposed in respect of a relevant Delivery, such location shall no longer be included as a “Delivery Location” specified above.

 “Delivery Month” means the month in which Delivery occurs.

“Delivery Notice” has the meaning given to it in Clause 5.1.

“Delivery Schedule” means the following delivery schedule for the Aggregate Aircraft to be delivered in accordance with this Agreement and the Other Sale Agreement:

(a)	the Scheduled Delivery Month for the three (3) A320 CEO Aircraft shall be respectively August, October and November 2018 (the “2018 Scheduled Delivery Aircraft”);

(b)	the Scheduled Delivery Date for four (4) A320 NEO Aircraft and three (3) A321 NEO Aircraft shall be a date that falls during the 2019 calendar year;

(c)	the Scheduled Delivery Date for two (2) A320 NEO Aircraft and four (4) A321 NEO Aircraft shall be a date that falls during the 2020 calendar year; and

(d)	the Scheduled Delivery Date for five (5) A320 NEO Aircraft and six (6) A321 NEO Aircraft shall be a date that falls during the 2021 calendar year.

“Dispute” has the meaning given to it in Clause 16.2(a).

“Dollars” means United States Dollar, being the lawful currency of the United States of America.

“Effective Time” means, in respect of an Aircraft, the time at which Delivery of that Aircraft shall occur.

“Engine” or “Engines” means, in respect of an Aircraft, any or all, as the context may require, of (a) in respect of the A320 NEO Aircraft, the two (2) CFM International LEAP-1A26 aircraft engines (b) in respect of the A321 NEO Aircraft, the two (2) CFM International LEAP-1A32 aircraft engines, in each case bearing the manufacturer’s serial numbers set out in the Lease Acceptance Certificate, as more particularly described in the relevant Lease Agreement and (c) in respect of the A320 CEO Aircraft, the two (2) CFM International CFM56-5B6/3 aircraft engines.

“Engine Manufacturer” means CFM International Inc.

“Engine Manufacturer Warranties” means, insofar as they may relate to the Engines, the Engine Manufacturer's New Engine Warranty, New Parts Warranty, Ultimate Life Warranty and Campaign Change Warranty, as defined and set forth in Section I, Exhibit A, Engine Warranty Plan, which forms a part of the CFM General Terms Agreement and as limited by the applicable terms of the CFM General Terms Agreement.

“Engine Warranties Agreement” means the engine warranties agreement between Seller, Purchaser (or, as applicable, the relevant Purchaser Nominee) and relevant Lessee and consented to by Engine Manufacturer.

“Exempt Transaction” means (i) any leases entered into with Third Parties which are in excess of the needs of Purchaser and Other Purchaser (ii) any sale and leaseback with a Third Party in respect of an Aggregate Aircraft and/or a Portfolio D Aircraft which is not accepted by a BBAM Party pursuant to the terms of this Agreement, the Other Sale Agreement and a Portfolio D Agreement where the obligation or right of the relevant purchaser to take title terminates for any reason other than for Seller’s breach of its obligations under this Agreement, the Other Sale Agreement and a Portfolio D Agreement (iii) any operating leases that are not part of a sale and leaseback with a Third Party (iv) any sale and leaseback with a Third Party arising from a slot swap arrangement where a Third Party offers an aircraft with an earlier delivery date (v) any leasing as part of a financing and/or (vi) any sale and leaseback between a Seller Lessor and an Affiliate Airline provided that during the Lock Up Period, no transferee lessor of a lease under this Paragraph (vi) shall be an entity which is not an Affiliate of AAB.

“Existing Financing” has the meaning given to it in the Share Purchase Agreement.

“Final Judgment” has the meaning given to that term in Clause 11.4(c).

“Favourable Terms” has the meaning given to it in Clause 8.5(b).

“Final Delivery Date” means, with respect to an Aircraft, the date falling ninety (90) days after the Scheduled Delivery Date or such other date agreed to by Seller and Purchaser in writing each acting reasonably.

“Governmental Authority” means any supranational, national, federal, state, municipal, regulatory or local court, administrative body or other governmental or quasi-governmental entity or authority, or any stock exchange, wherever located.

“Gross Profits” means, in respect of an Aircraft, the difference between (i) appraised value of such Aircraft, based upon the “Lease Encumbered Current Market Value” of such Aircraft on such Aircraft’s Scheduled Delivery Date, as determined on the date of this Agreement pursuant to ISTAT-approved appraisal procedures by an ISTAT-approved appraiser; and (ii) the Purchase Price of that Aircraft (provided that (i) is greater than (ii) and, otherwise, Gross Profits shall be zero).

“Head-Lease Agreement” means, in respect of an Aircraft, the aircraft head-lease agreement entered or to be entered into between Purchaser (or the relevant Purchaser Nominee), as lessor, and the relevant Intermediate Lessor,

(a)	in respect of any NEO Aircraft, in the applicable form attached at Schedule 7 and amended to include certain agreed consequential amendments in respect of the head-lease arrangements;

(b)
in respect of any CEO Aircraft, in the applicable form attached at Schedule 7 with agreed consequential amendments in respect of the head-lease arrangements and that relate to the Aircraft being an A320 CEO Aircraft, and each with certain consequential amendments to reflect the applicable Lessee and model of such Aircraft in accordance with the lease forms appended to the Steps Plan.

“Initial Transfer” has the meaning given to it in the Share Purchase Agreement.

“International Registry” means the International Registry established pursuant to the Cape Town Convention.

“Intermediate Lessor” means MP2 or Seller or such other Person agreed between Seller and Purchaser.

“Law” means any statute, act, code, law (including common law and equity), regulation, rule, ordinance, order, decree, ruling, determination, judgment or decision of any Governmental Authority.

“Lease Acceptance Certificate” has, in respect of an Aircraft, the meaning given to the term “Acceptance Certificate” in the relevant Lease Agreement.

“Lease Agreement” means, in respect of an Aircraft, the aircraft operating lease agreement entered or to be entered into between Purchaser (or the relevant Purchaser Nominee) or Intermediate Lessor, as lessor, and the relevant Lessee, as lessee:

(a)	in respect of any NEO Aircraft, in the applicable form attached at Schedule 7; and

(b)	in respect of any CEO Aircraft, in the applicable form attached at Schedule 7 with consequential amendments that relate to the Aircraft being CEO, and each with certain consequential amendments to reflect the applicable Lessee and the model of such Aircraft in accordance with the lease forms appended to the Steps Plan and which (amongst other items) will specify the Lease Rental and the Agreed Value.

“Lease Period” has, in respect of an Aircraft, the meaning given to the term “Lease Period” in the relevant Lease Agreement.

“Lease Rate Factor” means the Lease Rate Factor set forth in a document to be in the agreed form.

“Lease Rental” means the rent payable under the Lease Agreement calculated in accordance with the Lease Rate Factor.

“Lessee” means, in respect of an Aircraft, the entity Seller nominates to be the Lessee of the relevant Aircraft subject to the restrictions set forth in Clause 2.5(a).

“Lessee Group” means, collectively, AAB, Thai AirAsia Co., Ltd., AirAsia Philippines Inc., AirAsia (India) Limited and PT Indonesia AirAsia.

“Lessee Notification Date” has the meaning given to it in Clause 2.5(a).

“Lessor” means the relevant BBAM Party notified to Seller in accordance with Clause  2.1(c).

“Lessor Notification Date” has the meaning given to it in Clause 2.1(c).

“LIBOR” means in relation to any period, the arithmetic mean (rounded to the nearest four decimal places) of the rates for deposits in Dollars for that period as posted by the British Bankers’ Association that appear on Bloomberg as of 11:00 a.m. London time on the second Business Day before the first day of the relevant period, provided that, if such rates are not available, LIBOR shall mean the rate for deposits of an amount comparable to the relevant amount in Dollars for that period determined to be the arithmetic mean (rounded to the nearest four decimal places) of the rates offered at or about 11:00 a.m. London time on the second Business Day before the first day of the relevant period by any two leading commercial banks selected by the non-breaching party.

“Lock-Up Period” means the period commencing on the date this Agreement is effective in accordance with Clause 3.1 and ending on the date of Delivery of the final Aircraft under this Agreement.

“Long Stop Date” has the meaning given to it in the Share Purchase Agreement.

“Losses” means all losses, liabilities, third party cost or expense reasonably and actually incurred and “Loss” shall be construed accordingly.

“Manufacturer” means each of Airframe Manufacturer and Engine Manufacturer (together, the “Manufacturers”).

“Manufacturer Commitment Letter” shall mean, for each Aircraft, the relevant extract of a commitment letter, if any, to be provided by Airframe Manufacturer (and, if applicable, Engine Manufacturer) to Seller on or about the Delivery Date for that Aircraft, which sets forth (a) the non-conformities or deviations (if any) between the condition of that Aircraft and the Airbus Delivery Condition Specification for that Aircraft and (b) to the extent that the sharing of such information with Purchaser does not conflict with any confidentiality agreements that exist between Airframe Manufacturer (and, if applicable, Engine Manufacturer) and AAB (evidenced in writing to Purchaser or confirmation from Seller’s senior technical representative at Delivery being sufficient evidence), the remedies (not including monetary or other compensatory remedies) for each such unrectified non-conformities or deviations.

“Material Damage” means, with respect to any Aircraft, damage to such Aircraft which is in excess of seven hundred and fifty thousand Dollars (US$750,000).

“Model Specification” means, (a) with respect to the A320 NEO Aircraft, the specifications set forth in Part A of Schedule 2 (b) with respect to the A321 NEO Aircraft, the specifications set forth in Part B of Schedule 2 and (c) with respect to the A320 CEO Aircraft, the specifications set forth in Part C of Schedule 2

“MP2” means Merah Putih 2, Inc., a company incorporated and existing under the laws of the State of Florida, United States of America, with its registered office at 80 SW 8th ST STE 2900, Miami, FL 33130, United States of America.

“Net Profits” means, in respect of an Aircraft, the Gross Profits in respect of that Aircraft minus all costs and expenses that Purchaser would have incurred under or in connection with the purchase of that Aircraft, the leasing of that Aircraft to Lessee or otherwise in connection with that Aircraft.

“Notice” has the meaning given to the term in Clause 14(a).

“Original” has the meaning given to that term in Clause 11.4(a).

“Other Aircraft” has the meaning given to the term “Aircraft” in the Other Sale Agreement.

“Other Purchaser” means Incline Aladdin Holdings Limited.

“Other Sale Agreement” means that certain aircraft sale and purchase agreement dated as of the date hereof between the Seller, AAB and Other Purchaser.

“Owner Amount” means the purchase price for the relevant Aircraft under the Airbus Purchase Agreement.

"Part" means, whether or not installed on the Aircraft any component, furnishing or equipment (other than a complete Engine) furnished with the Aircraft on the Delivery Date.

“Participation Indemnity Letter” means with respect to each Aircraft, the indemnity letter in connection with, and to be dated on or about the date of the Participation Letter in the form set out in Schedule 4 (Participation Indemnity Letter) but subject to any amendments from time to time requested by Airframe Manufacturer.

“Participation Letter” means with respect to each Aircraft, the participation letter from Seller or AAB to the Airframe Manufacturer naming those individuals who will attend the inspection referred to in the Pre-delivery Procedure on behalf of Purchaser (or the relevant Purchaser Nominee) in the form set out in Schedule 5 (Participation Letter for Advisers) but subject to any amendments from time to time requested by Airframe Manufacturer.

“Party” means a party to this Agreement.

“Payment Direction Letter” means, in respect of an Aircraft, a letter so entitled between Purchaser (or the relevant Purchaser Nominee) and Seller and/or AAB evidencing the Purchase Price.

“Permitted Circumstance” has the meaning given to that term in Clause 11.4(a).

“Person” means any natural person, company, corporation, body corporate, limited liability partnership, partnership, business trust or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns.

“Portfolio D Agreements” means the (i) aircraft sale and purchase option agreement dated on or about the date hereof between Seller, AAB and Purchaser and (ii) aircraft sale and purchase option agreement dated on or about the date hereof between Seller, AAB and Other Purchaser

“Portfolio D Aircraft” has the meaning given to the term Aggregate Aircraft in the Portfolio D Agreements.

“Pre-delivery Inspections” has the meaning given to it in Schedule 1.

“Pre-delivery Procedure” means the procedure set out in Schedule 1.

“Proceedings” has the meaning given to it in Clause 16.2(c).

“Purchase Agreement Assignment” means, in respect of an Aircraft, the purchase agreement assignment in respect of the Airbus Purchase Agreement relating to that Aircraft to be entered into between AAB as assignor and Seller as assignee and as consented to by Airframe Manufacturer, in the form set out in Schedule 6 (Form of Purchase Agreement Assignment) but subject to any amendments from time to time requested by Airframe Manufacturer.

“Purchase Price” means the amount set forth in a document to be in the agreed form.

“Purchase Options” has the meaning given to such term in the relevant Portfolio D Agreement.

“Purchaser Conditions Precedent” means those conditions precedent set out in Clause 9.1.

“Purchaser Nominee” means any BBAM Party which: (a) complies with Seller’s and the relevant Lessee’s know your customer checks and due diligence and (b) is capable of entering into the Relevant Documents to which it is or will be a party and giving the representations required thereunder.

“Purchaser Payment Obligation and Indemnity” has the meaning given to that term in Clause 11.2.

“Relevant Documents” means this Agreement, each Delivery Notice, each Participation Letter, each Participation Indemnity Letter, each Bill of Sale, each Acceptance Certificate, each Purchase Agreement Assignment, each Airframe manufacturer Consent and Agreement, each Engine Warranties Agreement, each Airframe Warranties Agreement, each Payment Direction Letter and all other documents, notices, consents, acknowledgements and certificates from time to time entered into pursuant thereto or in connection therewith and each other document (excluding the relevant Lease Agreement) designated as such in writing by the Parties (each, a “Relevant Document”).

“Relevant Purchaser Affiliate” has the meaning given to it in Clause 8.3.

“Relevant Seller Affiliate” has the meaning give to it in Clause 8.1.

“Representatives” means:

(a)	in the case of Seller, each of its respective directors, officers, employees, agents, advisers and representatives; and

(b)	in the case of Purchaser, each of its respective directors, officers, employees, agents, advisers and representatives.

“Replacement Aircraft” has the meaning given to such term in Clause 3.6.

“Replacement Notice” has the meaning given to such term in Clause 3.6.

“Sale and Leaseback” means any sale and leaseback transaction relating to a new aircraft delivery among, inter alia, the Seller or any other member of the Seller Group, Airframe Manufacturer and a Third Party.

“Scheduled Delivery Date” means, in respect of an Aircraft, the date on which Delivery is scheduled to occur as notified to Purchaser by Seller in the Delivery Notice.

“Scheduled Delivery Month” has the meaning given to such term in Clause 5.1.

“Scheduled Delivery Year” means, in respect of an Aircraft, the calendar year in which such Aircraft is to be delivered in accordance with the Delivery Schedule.

“SCN” means Specification Change Notice, meaning changes to the Manufacturer’s standard specification for new aircraft of the same type as the Aircraft.

“Security Interest” means any charge, mortgage, security, lien, pledge, option, restriction, assignment, hypothecation, right of first refusal, right of pre-emption, claim, right, guarantee, preference or other security interest of any kind.

“Seller Acceptance Certificate” means in respect of each Aircraft, an acceptance certificate from Purchaser or Purchaser Nominee to Seller in the form attached as Part B of Schedule 3.

“Seller Bill of Sale” means in respect of an Aircraft, the bill of sale executed by Seller in favour of Purchaser (or dated the relevant Purchaser Nominee) and dated the relevant Delivery Date in the form attached as Part A of Schedule 3.

“Seller Conditions Precedent” means those conditions precedent set out in Clause 9.3.

“Seller Delivery Payment Amount” has the meaning given to it in Clause 4.1(b)(iii).

“Seller Group” means, collectively Lessee Group but in so far as the Seller continues to be able to exercise control over the business activities of each entity.

“Seller Indemnity” has the meaning given to it in Clause 11.2.

“Seller Lessor” means Seller (for so long as Seller is an Affiliate of AAB) or an Affiliate of AAB.

“Share Purchase Agreement” means the share purchase agreement dated the date hereof between, amongst others, Seller, as vendor; AAB as vendor guarantor and Purchaser.

“Steps Plan” has the meaning given to that term in the Share Purchase Agreement.

“Sublease” has the meaning given to that term in the Lease Agreement.

“Successful Enforcement Action” has the meaning given to it Clause 12.4(b).

“Tax” or “Taxes” means all forms of taxes and taxation, whether:

(a)	direct or indirect;

(b)	of Malaysia or elsewhere in the world;

(c)
levied in the past, present or future (including, without limitation, capital gains tax, income tax, estate duty, profits tax, stamp duty, goods and services tax, value added tax, purchase tax, custom and other import or export duties);

(d)
levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and all other statutory, governmental or state impositions, contributions, rates, duties and levies; and

(e)	imposed by way of a withholding or deduction for or on account of tax or otherwise,

and all penalties, charges, costs and interest relating thereto.

“Tax Authority” means any governmental, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function.

“Third Party” means any Person other than a BBAM Party.

“Total Loss” has, with respect to any Aircraft or Engine, the meaning given to such term or any analogous term indicating a total loss of such Aircraft or Engine in the Lease Agreement in respect thereof (or, to the extent any Aircraft or Engine is not subject to a Lease Agreement as of the date of this Agreement, substantially equivalent to the meaning ascribed to such term in the form of Lease Agreement attached hereto at Schedule 7 generally).

“Transaction Documents” has the meaning give to such term in the relevant Lease Agreement.

“Unexercised Aircraft” has the meaning given to that term in Clause 5.2(b).

1.2	Interpretation

(a)	In this Agreement, unless the context otherwise requires, any reference to:

(i)	any statutory or other legislative provision shall be construed as including any statutory or legislative modification or re-enactment thereof, or any provision enacted in substitution therefor;

(ii)	“Seller”, “Purchaser”, “Purchaser Nominee” or “Lessee” include any assignee or successor in title to such person;

(iii)	any deed, agreement or instrument shall include any such deed, agreement or instrument as may from time to time be amended, supplemented or substituted;

(iv)	an “agreement” also includes a concession, contract, deed, franchise, licence, treaty or undertaking (in each case, whether oral or written);

(v)	the “assets” of any Person shall be construed as a reference to the whole or any part of its business, undertaking, property, assets and revenues (including any right to receive revenues); and

(vi)
“month” is a reference to a period which starts on one day in a calendar month and ends on the day immediately preceding the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in that next month it shall end on the last day of that next month (and references to “months” shall be construed accordingly).

(b)	Headings are for ease of reference only.

(c)	References in any Schedule to a Part or paragraph are references to a Part or paragraph of that Schedule, unless expressly specified to the contrary.

(d)	Where the context so admits, words importing the singular number only shall include the plural and vice versa, and words importing neuter gender shall include the masculine or feminine gender.

2.	AGREEMENT TO SELL, PURCHASE AND LEASE

2.1	Sale and Purchase of Aircraft

(a)	Seller and Purchaser agree to follow the Pre-delivery Procedure for each Aircraft.

(b)
With respect to each Aircraft, upon and subject to the terms and conditions of this Agreement and in consideration of the payment by Purchaser (or the relevant Purchaser Nominee) of the applicable Purchase Price for such Aircraft in accordance with the terms of the Relevant Documents, Seller agrees:

(i)
to procure that Airframe Manufacturer sells and delivers the Aircraft to Seller in the condition required by the Airbus Delivery Condition Specification but otherwise in an “as is, where is” condition and executes both the Airframe Manufacturer Consent and Agreement and the Airbus Bill of Sale;

(ii)
to sell the Aircraft to Purchaser (or the relevant Purchaser Nominee) in “as is, where is” condition subject to and with the benefit of the Lease Agreement and if applicable, the Head-Lease Agreement and free and clear of any Security Interests;

(iii)	to transfer to Purchaser (or the relevant Purchaser Nominee) such title to the Aircraft as was transferred to it pursuant to the Airbus Bill of Sale and free and clear of any Security Interests; and

(iv)	execute the Seller Bill of Sale,

in each case, on or prior to the Delivery Date.

(c)
With respect to each Aircraft, Purchaser shall have the right to nominate, by notice in writing to Seller to be given (i) not less than forty five (45) days prior to the Scheduled Delivery Date or (ii) in the event that Seller provides a Delivery Notice to Purchaser less than sixty (60) days prior to the Scheduled Delivery Date pursuant to the terms of Clause 5.1, within fifteen (15) days of receipt by Purchaser of such Delivery Notice (or such other period as Purchaser and Seller may agree) (the “Lessor Notification Date”) a Purchaser Nominee to enter into the applicable Relevant Documents, to pay the Purchase Price in accordance with the terms of the Relevant Documents, and to take title to and Delivery of the Aircraft.  Notwithstanding any such request, Purchaser shall comply with the requirements of Clause 13.2. On the Lessor Notification Date, Purchaser shall also notify Seller of the identity of Lessor in respect of such Aircraft under the relevant Lease Agreement or if applicable, the relevant Head-Lease Agreement.

(d)
With respect to each Aircraft, subject to the terms and conditions of this Agreement, Delivery shall occur on the Scheduled Delivery Date for the relevant Aircraft or at such later date as the Purchaser and Seller may mutually agree provided that such later date shall not be a date occurring after the Final Delivery Date for such Aircraft unless otherwise mutually agreed to by Purchaser and Seller.

(e)
With respect to each Aircraft, Seller and Purchaser each acknowledge and agree that it is the intention of both Parties that the purchase of the Aircraft by Purchaser (or the relevant Purchaser Nominee) from Seller, and the lease of the Aircraft by Purchaser (or the relevant Purchaser Nominee) to the relevant Lessee or if applicable, the relevant Intermediate Lessor, are two parts of the same transaction and that one part cannot happen without the other.

(f)
With respect to each Aircraft, Seller and Purchaser therefore agree that, notwithstanding anything to the contrary in this Agreement, Seller shall have no obligation to sell the Aircraft to Purchaser (or the relevant Purchaser Nominee) and Purchaser (or the relevant Purchaser Nominee) shall have no obligation to purchase the Aircraft unless, simultaneously with such sale and purchase, the Aircraft is leased by (i) Purchaser (or the relevant Purchaser Nominee) to the relevant Lessee under the relevant Lease Agreement or (ii) Purchaser (or the relevant Purchaser Nominee) to the Intermediate Lessor under the relevant Head-Lease Agreement and by Intermediate Lessor to Lessee under the relevant Lease Agreement.

2.2	Sale and Purchase of BFE

On the relevant Delivery Date for an Aircraft, Seller shall procure that AAB shall execute and deliver the relevant BFE Bill of Sale and transfer full legal and beneficial title to the BFE to Airframe Manufacturer free and clear of any Security Interests.

2.3	Seller Sale and Purchase Undertakings

(a)
With respect to each Aircraft, Seller shall (i) obtain the consent of Airframe Manufacturer to the assignment pursuant to the Purchase Agreement Assignment (ii) execute and deliver the Purchase Agreement Assignment (iii) on the Delivery Date, transfer to Purchaser (or the relevant Purchaser Nominee) good, legal and valid title to the Aircraft which it received from the Airframe Manufacturer pursuant to the Airbus Bill of Sale free and clear of any Security Interests and (iv) forever warrant and defend such title against all claims and demands whatsoever.

(b)
Seller shall not (and, if applicable shall procure that the relevant Lessee or the relevant Intermediate Lessor shall not) execute or deliver the Airbus Acceptance Certificate or any other acceptance certificate (howsoever described) to Airframe Manufacturer if the Aircraft is not in an airworthy condition or if a valid certificate of airworthiness has not been issued by the Aviation Authority.

2.4	Purchaser Sale and Purchase Undertaking

Subject to the terms and conditions of this Agreement, in respect of each Aircraft, Purchaser shall (or shall procure that the relevant Purchaser Nominee shall): (i) execute and deliver the Seller Acceptance Certificate and (ii) pay the Purchase Price in accordance with the terms of the Relevant Documents immediately prior to Delivery.

2.5	Lease of Aircraft to Lessee

(a)
Subject to Clause 5.1, no later than sixty (60) days prior to the Scheduled Delivery Date of each Aircraft (the “Lessee Notification Date”), Seller shall notify Purchaser in writing as to (i) any changes to the Scheduled Delivery Month notified to Purchaser pursuant to Clause 5.1; (ii) any modifications to the Agreed SCN List or Agreed BFE List in respect of the relevant Lessee, (iii) the leasing structure in respect of such Aircraft if different than the arrangements set out in the sub-clauses below and (iv) the identity of the relevant Lessee in respect of such Aircraft, which shall comply with the following requirements provided that the 2018 Scheduled Delivery Aircraft shall not be counted for the purpose of calculating any of the following requirements:

(i)	each Lessee shall either be AAB or another member of the Lessee Group; and

(ii)
at the Effective Time for each Aircraft, taking into account the Lessee of such Aircraft being Delivered, not less than fifty percent (50%) of the Aggregate Aircraft Delivered as of such Effective Date under this Agreement and the Other Sale Agreement (as such term is defined in the Other Sale Agreement), collectively, shall be on lease to Seller as, Intermediate Lessor and AAB, as Lessee, and

(iii)	not more than five (5) of the Aggregate Aircraft may be leased to MP2, as Intermediate Lessor and PT Indonesia AirAsia, as Lessee; and

(iv)	no more than seven (7) of the Aggregate Aircraft may be leased to AirAsia (India) Limited and AirAsia Philippines Inc., collectively; and

(v)	no more than five (5) of the Aggregate Aircraft may be leased to either of AirAsia (India) Limited or AirAsia Philippines Inc., individually;

(vi)	each of the 2018 Scheduled Delivery Aircraft shall be leased to AAB; and

(vii)
in the event that Seller nominates a Lessee that is not a member of the Lessee Group, the Purchaser shall have the right, in its sole discretion, to accept such Lessee or to require that Seller designate another Lessee that satisfies the requirements of this Clause 2.5(a).

(b)
Seller and Purchaser (as applicable) shall procure that Lessee and Intermediate Lessor, if applicable, and Lessor shall enter into the Lease Agreement and the Head-Lease Agreement, if applicable, by no later than 10 Business Days following the later of the (i) Lessor Notification Date and (ii) Lessee Notification Date, or such other period as Seller and Purchaser may agree acting reasonably.

(c)
With respect to each Aircraft, immediately following Delivery, Purchaser (or the relevant Purchaser Nominee), in its capacity as lessor, shall deliver such Aircraft to the relevant Lessee under the Lease Agreement or if applicable, Intermediate Lessor under the Head-Lease Agreement, and Seller will procure that Lessee, shall accept the Aircraft on lease in “as-is where-is” condition pursuant to the relevant Lease Agreement, and if applicable, Seller will procure that the relevant Intermediate Lessor shall accept the Aircraft on lease in “as-is where-is” condition pursuant to the relevant Head-Lease Agreement.  With respect to each Aircraft, Seller agrees that it shall not allow the relevant Lessee and if applicable, Intermediate Lessor to refuse to accept delivery of the Aircraft or any part thereof under the Lease Agreement and Head-Lease Agreement, respectively, once the same has been accepted by Purchaser (or the relevant Purchaser Nominee) or its (or the relevant Purchaser Nominee’s) agent under the Seller Acceptance Certificate

3.	TERMINATION

3.1
The effectiveness of this Agreement is (other than this Clause 3.1) in all respects conditional upon the Initial Transfer occurring and each Party agrees that if the Initial Transfer does not occur by 5:00 pm on the Long Stop Date then this Agreement shall not come into effect.

3.2	Seller may, in its sole discretion, terminate its obligation to sell such Aircraft under this Agreement by giving written notice of such termination to Purchaser if:

(a)	Delivery does not occur on or before the Final Delivery Date as a result of any of the circumstances listed in Clause 6.3(c); or

(b)
Purchaser (or the relevant Purchaser Nominee) fails to perform or breaches any of its material obligations under this Agreement or any other Relevant Document to which it is a party and such failure or breach continues for a period finishing fifteen (15) Business Days after Purchaser’s receipt of written notice of such failure or breach.

3.3	Upon any such termination event under Clause 3.2, the Parties shall have no further liability hereunder in respect of that Aircraft, except that:

(a)
Purchaser (or the relevant Purchaser Nominee) shall pursuant to Clause 6.3, be liable for its breach or failure to perform any of its obligations under any of the Relevant Documents and the provisions of Clause 12.3 shall apply; and

(b)	Seller shall be deemed to have reduced its quota requirement to deliver an Aircraft of that model for that calendar year pursuant to the Delivery Schedule.

3.4
Subject to Clause 3.5 and Clause 3.6 below, with respect to each Aircraft, Purchaser may, in its sole discretion, terminate its obligation to purchase such Aircraft under this Agreement by giving prompt written notice of such termination to Seller if:

(a)	Delivery does not occur on or before the Final Delivery Date (other than as a result of any of the circumstances listed in Clause 6.3(c));

(b)
the Aircraft (i) does not meet the Airbus Delivery Condition Specification and, based on objective third party evidence, will not be capable of meeting the Airbus Delivery Condition Specification without material modification prior to the Final Delivery Date or (ii) suffers Material Damage prior to Delivery;

(c)
Seller fails to perform or breaches any of its material obligations in respect of such Aircraft under this Agreement or any other Relevant Document to which it is a party and such failure or breach continues for a period finishing fifteen (15) Business Days after Seller’s receipt of written notice of such failure or breach;

(d)	prior to Delivery, such Aircraft suffers a Total Loss; or

(e)
prior to Delivery, the obligation of Purchaser (or the relevant Purchaser Nominee), in its capacity as lessor, to lease the Aircraft to the relevant Lessee or Intermediate Lessor is terminated by Purchaser, in its capacity as lessor, in accordance with the terms of the relevant Lease Agreement or Head-Lease Agreement.

3.5	Upon any such termination event under Clause 3.4, the Parties shall have no further liability hereunder in respect of that Aircraft, except that:

(a)
where, Clause 3.4(c) or (e) above apply (other than as a result of a breach caused by any Manufacturer (which breach has not been caused by AAB or Seller) and as evidenced by Seller to Purchaser in writing provided there are no confidentiality restrictions), Seller shall pursuant to Clause 6.3, be liable for its breach or failure to perform any of its obligations under any of the Relevant Documents and the provisions of Clause 12.3 shall apply; and

(b)	except as set forth in Clause 3.6 below, Seller shall be deemed to have reduced its quota requirement to deliver an Aircraft of that model for that calendar year pursuant to the Delivery Schedule.

3.6
With respect to each Aircraft, if prior to Delivery, any of the circumstances listed in Clause 3.4(c) or (d) occurs (any such Aircraft, an “Affected Aircraft”), Purchaser shall have the option to request in writing for Seller to replace such Affected Aircraft (the “Replacement Notice”). Seller hereby agrees that, provided a Replacement Notice is received within five (5) Business Days (or such shorter period agreed between Seller and Purchaser) following such termination of the Affected Aircraft, upon receipt of the Replacement Notice it shall use reasonable commercial efforts to replace the Affected Aircraft with the next substitute alternative aircraft made available by the Airframe Manufacturer that meets the Airbus Delivery Condition Specification (the “Replacement Aircraft”). Seller will use reasonable commercial efforts to procure that the Delivery of the Replacement Aircraft occurs within sixty (60) days of receipt of any such request from Purchaser; provided that if the Airframe Manufacturer does not make a Replacement Aircraft available within sixty (60) days Seller shall continue to use reasonable commercial efforts to procure delivery of the Replacement Aircraft at the earliest available delivery slot up until the earlier of (i) termination of Seller’s obligations under this Agreement pursuant to Clause 3.7 and (ii) 31 December 2022.

3.7
All obligations of Seller hereunder shall terminate (without notice or other action whatsoever) on the earlier of (i) the date the last Aircraft is Delivered under this Agreement and (ii) 31 December 2022, other than any obligations of Seller which are expressed to survive.

3.8
Notwithstanding any other provision herein, any failure by Seller to perform or any breach of any obligation under this Agreement or any other Relevant Document in respect of any Aircraft shall (i) not be construed as a failure or breach in respect of any other Aircraft and (ii) shall not entitle Purchaser to terminate this Agreement in respect of any other Aircraft.

4.	PAYMENTS

4.1	Payment of Purchase Price

(a)	Purchaser agrees to pay the Purchase Price in respect of each Aircraft to Airframe Manufacturer on or before the Delivery Date.

(b)	Seller acknowledges and confirms for the benefit of Purchaser (or the relevant Purchaser Nominee) that, in respect of each Aircraft:

(i)
the payment by Purchaser (or the relevant Purchaser Nominee) of the Purchase Price shall satisfy and discharge Purchaser’s (or the relevant Purchaser Nominee’s) obligation to pay (or procure the payment of) the Purchase Price under this Agreement;

(ii)	at Delivery, Seller will pay Airframe Manufacturer an amount equal to the excess of the Owner Amount over the Purchase Price, if any (the “Seller Delivery Payment Amount”); and

(iii)	upon receipt of:

(A)	the Purchase Price from Purchaser (or the relevant Purchaser Nominee) by Airframe Manufacturer; and

(B)	the Seller Delivery Payment Amount, if any, from Seller by Airframe Manufacturer;

(X)	Seller shall procure that Airframe Manufacturer transfer good, legal and valid title to the Aircraft to Seller free and clear of all Security Interests, in accordance with the Airbus Bill of Sale; and

(Y)
Seller shall transfer good, legal and valid title to the Aircraft to Purchaser (or the relevant Purchaser Nominee) as was transferred to it pursuant to the Airbus Bill of Sale free and clear of all Security Interests, in accordance with the Seller Bill of Sale.

4.2	Purchase of Aircraft

Upon and subject to the terms and conditions of this Agreement, Purchaser hereby agrees with Seller that, on the relevant Delivery Date, it will (or it will cause the relevant Purchaser Nominee to), in respect of the relevant Aircraft:

(a)	pay the Purchase Price to Airframe Manufacturer; and

(b)	take title to and accept Delivery of the Aircraft from Seller.

4.3	Payments to Airframe Manufacturer

Unless notified in writing by Seller, all amounts payable to Seller under this Agreement will be made for value on the due date by crediting the same in Dollars and in immediately available funds to the account of Airframe Manufacturer specified in the Payment Direction Letter.

4.4	Payments to Purchaser

All amounts payable to Purchaser under this Agreement will be made for value on the due date by crediting the same in Dollars and in immediately available funds to an account notified by the Purchaser pursuant to Clause 14 from time to time.

4.5	Value Added Tax

The Purchase Price is exclusive of any VAT payable in any jurisdiction in which Delivery takes place. Purchaser (or the relevant Purchaser Nominee) shall pay to Seller, Airframe Manufacturer or the relevant taxing authority, as the case may be, the amount of any such VAT and shall indemnify Seller and Airframe Manufacturer (as applicable) against any claims for the same (and where appropriate, Purchaser (or the relevant Purchaser Nominee) shall increase the payments which would otherwise be required to be made hereunder so that Seller and/or Airframe Manufacturer (as applicable) is left in the same position as Seller and/or Airframe Manufacturer (as applicable) would have been in had no such VAT been payable) and Purchaser shall provide evidence to Seller and Airframe Manufacturer (as applicable), if available, in respect of payment of any such VAT.

4.6	No Withholdings/Default Interest

Wherever in this Agreement provision is made for the payment by one Party to another, such payment shall be paid in full:

(a)	in cash (unless otherwise specified);

(b)	free from any restriction or condition;

(c)
be made gross, free of any right of counterclaim or set-off (unless expressly stated otherwise) and without deduction or withholding of any kind other than any deduction or withholding required by Law;

(d)
if a Party makes a deduction or withholding required by Law from a payment made under this Agreement, the sum due from that Party shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the recipient receives a sum equal to the sum it would have received had no deduction or withholding been made; and

(e)
if a Party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that Party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum is discharged at the Default Rate (accrued daily and compounded monthly (whether before or after judgment)).

4.7	Currency Indemnity

(a)
Each Party acknowledges that the specification of Dollars in this Agreement is of the essence and that Dollars shall be the currency of account in any and all events.  Each Party waives any right it may have in any jurisdiction to pay an amount under this Agreement in a currency other than Dollars.

(b)
If either Party (a “receiving Party”) receives an amount in respect of the other Party’s liability (a “paying Party”) under this Agreement or if such liability is converted into a claim, proof, judgement or order in a currency other than Dollars:

(i)	the paying Party will indemnify the receiving Party as an independent obligation against any Loss arising out of or as a result of such conversion;

(ii)
if the amount received by the receiving Party, when converted into Dollars (at the market rate at which the receiving Party is able on the date of receipt (or on the next date thereafter on which under normal banking practice the receiving Party is able to convert the amount received into Dollars) to purchase Dollars in New York or at its option London with that other currency) is less than the amount owed in Dollars, the paying Party will, forthwith on demand, pay to the receiving Party an amount in Dollars equal to the deficit; and

(iii)	the paying Party will pay to the receiving Party on demand any exchange costs and Taxes payable in connection with the conversion.

5.	DELIVERY AND TITLE

5.1	Delivery Notice

(a)
Seller shall provide Purchaser with the anticipated calendar month (which shall fall during the applicable Scheduled Delivery Year for such Aircraft) in which Delivery is scheduled to occur (the “Scheduled Delivery Month”) for each of the Aircraft:

(i)	no later than twelve (12) months prior to the Scheduled Delivery Month provided that Airframe Manufacturer has made the Scheduled Delivery Month available; and

(ii)	in any event no later than six (6) months prior to the Scheduled Delivery Month,

provided that in each case Purchaser acknowledges such Scheduled Delivery Month notified by Seller is only an indication of the month in which Delivery is scheduled to occur and may be subject to change.

(b)
Seller shall notify Purchaser of the Scheduled Delivery Date and the Delivery Location in a written notice which notice may be by email to the address set forth in Clause 14(b) (the “Delivery Notice”) as soon as possible but in any event no less than sixty (60) days prior to the Scheduled Delivery Date provided Airframe Manufacturer has made such information available to Seller or otherwise within thirty (30) days prior to the Scheduled Delivery Date.  Seller shall procure that the Scheduled Delivery Date shall be a Business Day. Seller shall promptly notify Purchaser of any changes to the Scheduled Delivery Date.

5.2	Accelerated Deliveries and Portfolio D

(a)	Seller shall use reasonable commercial efforts to cause Airframe Manufacturer to accelerate the date of delivery of each Aircraft under the Airbus Purchase Agreement.

(b)
Purchaser agrees that if either of Purchaser or Other Purchaser does not exercise its Purchase Option in respect of a Portfolio D Aircraft under and in accordance with the terms of the respective Portfolio D Agreement (any such Aircraft an “Unexercised Aircraft”) Seller may at its sole determination notify Purchaser that it wishes for such Unexercised Aircraft to be subject to this Agreement. Following such notice, Purchaser shall promptly and by no later than ten (10) Business Days following receipt of such a request from Seller notify Seller whether such request is acceptable, in which case the terms and conditions in respect of this Agreement shall apply in respect of such Unexercised Aircraft. For each Unexercised Aircraft delivered under this Agreement, Seller’s quota requirement to deliver an Aircraft hereunder shall be reduced by removing such Aircraft from the Delivery Schedule in reverse chronological order.

5.3	Purchaser’s Participation in Delivery

Purchaser’s (or the relevant Purchaser Nominee’s) representative(s) named in the relevant Participation Letter shall have the right to participate in the Delivery of each Aircraft from Airframe Manufacturer in accordance with the Pre-delivery Procedure.

5.4	Title Transfer

(a)
With respect to each Aircraft, upon and subject to the terms and conditions of this Agreement, the sale and transfer of title to such Aircraft by (i) Airframe Manufacturer to Seller pursuant to the Airbus Bill of Sale and (ii) Seller to Purchaser (or the Relevant Purchaser Nominee), shall take place on the Delivery Date, by Seller delivering to Purchaser (or Purchaser Nominee) the duly completed and executed Seller Bill of Sale and Purchaser (or the relevant Purchaser Nominee) delivering the Seller Acceptance Certificate to Seller.

(b)
Purchaser agrees that delivery (or delivery by the relevant Purchaser Nominee) of the executed Seller Acceptance Certificate to Seller shall be conclusive proof (as between Seller and Purchaser or such Purchaser Nominee) that Purchaser (or the relevant Purchaser Nominee) has examined and investigated the Aircraft and that it is satisfactory to Purchaser (or the relevant Purchaser Nominee) in all respects.

(c)
Seller may use its reasonable commercial efforts to procure that Airframe Manufacturer tenders the Aircraft for Delivery to the Purchaser or the Purchaser Nominee at the Delivery Location on the Delivery Date pursuant to an assignment of rights to transfer title agreement in the Airframe Manufacturer’s customary form wherein the Airframe Manufacturer shall transfer title to the Aircraft to the Purchaser (or Purchaser Nominee) by delivering a duly completed and executed bill of Sale (substantially similar to the Airbus Bill of Sale) to the Purchaser (or Purchaser Nominee) immediately whereupon title to the Aircraft shall pass from the Airframe Manufacturer to the Purchaser or Purchaser Nominee.  Purchaser shall use all reasonable endeavours to cooperate with such arrangement.

5.5	Delivery Location

Delivery shall be effected while the Aircraft is located in the Delivery Location or such other jurisdiction as may be agreed by Seller and Purchaser.  Seller and Purchaser shall co-operate in ensuring that the Delivery Location shall be in a jurisdiction where no Taxes will be imposed upon Seller or Purchaser as a result of the sale of the Aircraft pursuant to this Agreement.

5.6	Delivery to Lessee

Purchaser acknowledges that at Delivery, possession of the Aircraft will be transferred to the relevant Lessee in accordance with the Lease Agreement and Seller shall not be obliged to effect physical delivery of the Aircraft to Purchaser (or the relevant Purchaser Nominee).

5.7	Risk, Delivery and Title

Risk of loss or destruction of an Aircraft or damage to that Aircraft shall pass to Purchaser (or the relevant Purchaser Nominee) upon Delivery.

6.	DISCLAIMERS

6.1
EACH AIRCRAFT, EACH ENGINE AND EACH PART WILL ON DELIVERY BE SOLD, “AS IS”, “WHERE IS”, AND WITHOUT ANY REPRESENTATION, GUARANTEE OR WARRANTY OF SELLER EXPRESS OR IMPLIED, OF ANY KIND, ARISING BY LAW OR OTHERWISE EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

6.2
WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER UNCONDITIONALLY ACKNOWLEDGES AND AGREES AND SHALL PROCURE THAT EACH PURCHASER NOMINEE ACKNOWLEDGES AND AGREES THAT, AS BETWEEN ITSELF AND SELLER, EACH AIRCRAFT WILL ON DELIVERY BE SOLD AND PURCHASED IN AN ‘AS IS, WHERE IS’ CONDITION AS AT THE APPLICABLE DELIVERY DATE AND NO TERM, CONDITION, WARRANTY, REPRESENTATION, OR COVENANT OF ANY KIND EXPRESS OR IMPLIED (WHETHER STATUTORY OR OTHERWISE) HAS BEEN ACCEPTED, MADE OR HAS BEEN GIVEN BY SELLER OR ANY OF ITS AFFILIATES OR ITS EMPLOYEES OR SERVANTS OR AGENTS IN RESPECT OF:

(a)
THE CAPACITY, AGE, AIRWORTHINESS, TITLE, VALUE, QUALITY, DURABILITY, CONDITION (WHETHER OF THE RELEVANT AIRCRAFT, ANY ENGINE, ANY SUBSTITUTE ENGINE, ANY PART THEREOF OR THE AIRCRAFT DOCUMENTS), DESIGN, DATE PROCESSING, WORKMANSHIP, MATERIALS, MANUFACTURE, CONSTRUCTION, OPERATION, STATE, MERCHANTABILITY, PERFORMANCE, COMPLIANCE WITH SPECIFICATIONS, FITNESS FOR ANY PARTICULAR USE OR PURPOSE OR SUITABILITY OF THE RELEVANT AIRCRAFT OR ANY PART THEREOF, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, KNOWN OR UNKNOWN, APPARENT OR CONCEALED, EXTERIOR OR INTERIOR; AS TO THE COMPLETENESS OR CONDITION OF ANY AIRCRAFT DOCUMENTS,

(b)	THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK, COPYRIGHT, DESIGN OR OTHER INTELLECTUAL PROPERTY RIGHTS;

(c)	ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; OR

(d)
ANY OTHER CONDITION, REPRESENTATION OR WARRANTY (OR OBLIGATION OR LIABILITY, IN CONTRACT OR IN TORT) WHATSOEVER, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO THE RELEVANT AIRCRAFT, ALL OF WHICH ARE HEREBY EXPRESSLY, UNCONDITIONALLY AND IRREVOCABLY EXCLUDED AND EXTINGUISHED.

6.3	Deficiencies and Delay

(a)
Save in the circumstances described in Clause 6.3(b) below, and subject to Clause 6.3(c) below, each Party agrees that neither Purchaser nor Seller nor any of their respective divisions, Affiliates, the assignees of each, suppliers, subcontractors, or their respective directors, officers, employees or agents shall be liable for any Loss of any kind caused directly or indirectly by, or associated with, each of the Aircraft or any part thereof, any inadequacy of each of the Aircraft for any purpose or any deficiency or defect therein, the use or performance of the Aircraft, any maintenance, repairs, replacement or modification to each of the Aircraft, any interruption or loss of service or use of each of the Aircraft or any loss of business or consequential damage or any damage whatsoever, howsoever.

(b)	Subject to Clause 6.3(b)(C) below, if Delivery takes place after the relevant Scheduled Delivery Date or not at all as a result of:

(i)
any breach by Seller of any provision of this Agreement or any other Relevant Document (other than to the extent such breach was caused by any Manufacturer (which breach in itself was not caused by AAB or Seller) and as evidenced by Seller to Purchaser in writing provided there are no confidentiality restrictions);

(ii)
any breach by Seller or the relevant Lessee or if applicable, Head-Lessor of any provision of the relevant Lease Agreement or if applicable, Head-Lease Agreement (other than in each case to the extent such breach was caused by any Manufacturer (which breach in itself was not caused by AAB or Seller) and as evidenced by Seller to Purchaser in writing provided there are no confidentiality restrictions); or

(iii)
the failure by Seller to deliver any condition precedent within its reasonable control pursuant to Clause 9.1 on or before the Final Delivery Date (unless the same is waived or deferred by Purchaser acting reasonably (or the relevant Purchaser Nominee)), then Purchaser shall be entitled to make a claim in respect of such breach and/or failure pursuant to the provisions of this Agreement, provided always that any claim for damages shall be limited to a claim for all fees, costs and expenses and direct Loss of Net Profits foreseeable as at the date hereof  and provided further that:

(A) in no circumstances shall Seller be held liable to the extent that such event or circumstance has arisen as a result of any breach by Purchaser (or any Purchaser Nominee) of its obligations with respect to such Aircraft under this Agreement or any other Relevant Document to which it is a party, or Purchaser's failure to deliver any condition precedent with respect to such Aircraft within its control pursuant to Clause 9.3 on the Delivery Date (unless the same is waived or deferred by Seller);

(B) in no circumstances will Seller be liable to Purchaser or Purchaser Nominee for (i) any indirect or consequential Losses, (ii) any Loss of profits (whether direct or indirect) (except to the extent specified above), (iii) any Loss of revenue (whether direct or indirect) (except to the extent specified above), and/or (iv) any loss of business or contracts (whether direct or indirect) (except to the extent specified above); and

(C) nothing in this Clause 6.3 excludes or limits the liability of any Party for a claim in fraud, for death or personal injury arising from negligence or for any other liability to the extent that it cannot be limited or excluded as a matter of law.

(c)	Subject to Clause 6.3(a) above, if Delivery takes place after the Scheduled Delivery Date or not at all directly as a result of:

(i)	any breach by Purchaser (or any relevant Purchaser Nominee) of any provision of this Agreement, any Relevant Document or the relevant Lease Agreement;

(ii)
the failure by Purchaser (or the relevant Purchaser Nominee) to deliver any condition precedent within its reasonable control pursuant to Clause 9.3 on or before the Final Delivery Date (unless the same is waived or deferred by Seller), then Seller shall be entitled to claim any and all direct Losses (excluding consequential Losses) foreseeable at the time of entering into this Agreement incurred or suffered by Seller as a result of Delivery taking place after the Scheduled Delivery Date or non-delivery of the Aircraft, provided that in each case such event or circumstance has not arisen as a direct result of any breach by Seller of its obligations with respect to such Aircraft under this Agreement or any other Relevant Document to which it is a party, or Seller’s failure to deliver any condition precedent with respect to such Aircraft within its control pursuant to Clause 9.1 on the Delivery Date (unless the same is waived or deferred by Purchaser (or the relevant Purchaser Nominee)).

7.	ILLEGALITY AND FORCE MAJEURE

7.1	Illegality

Notwithstanding any other provision in this Agreement to the contrary, if it becomes unlawful in any relevant jurisdiction on or prior to the Delivery Date for either:

(a)	Purchaser to purchase, take delivery of or acquire title to, an Aircraft from Seller pursuant to this Agreement and/or the relevant Seller Bill of Sale; and/or

(b)	Seller to purchase, take delivery of or acquire title to, an Aircraft from Airframe Manufacturer pursuant to a Purchase Agreement Assignment and/or the relevant Airbus Bill of Sale; and/or

(c)	Airframe Manufacturer to sell and transfer title to an Aircraft to Seller; and/or

(d)	Seller to perform any of its obligations under this Agreement and/or the Airbus Purchase Agreement and/or the relevant Purchase Agreement Assignment; and/or

(e)	Purchaser (or the relevant Purchaser Nominee) to perform any of its obligations under this Agreement and/or any Relevant Document, as applicable; and/or

(f)	Purchaser (or the relevant Purchaser Nominee) as lessor to lease an Aircraft to the relevant Lessee as lessee under the relevant Lease Agreement; and/or

(g)	a Lessee to lease an Aircraft from Purchaser (or the relevant Purchaser Nominee) pursuant to the relevant Lease Agreement,

then either Party may, by notice in writing to the other and without any juridical or other formality being necessary, declare Purchaser’s obligation to purchase that Aircraft and pay (or procure the payment of) the Purchase Price for that Aircraft and Seller’s obligation to procure that Airframe Manufacturer sell that Aircraft to Seller shall be terminated, whereupon such obligations shall be so terminated.  In such circumstances, Seller and Purchaser agree (i) that Seller (and Seller shall use reasonable commercial efforts to procure the agreement of Airframe Manufacturer) shall be under no obligation to take title to that Aircraft from Airframe Manufacturer under the Airbus Purchase Agreement, the relevant Purchase Agreement Assignment or otherwise (ii) that Purchaser shall be under no obligation to take title to that Aircraft from Seller under this Agreement, (iii) if Delivery of an Aircraft does not occur as a result of an event set forth in Clause 7.1(b), (c), (d) or (g) then Purchaser shall have the right to request a Replacement Aircraft in accordance with Clause 3.6 provided no such illegality event is continuing and applicable to such Replacement Aircraft and (iv) if Delivery of an Aircraft does not occur as result of an event set forth in Clause 7.1(a), (e) or (f) then Seller shall be deemed to have reduced its quota requirement to deliver an Aircraft of that model for that calendar year pursuant to the Delivery Schedule.

7.2	Force Majeure

If as a consequence of any act of God, war, riot, civil disturbance, strike, flood or other natural disaster or other reasons beyond the control of Seller (not being a Total Loss of an Aircraft or of an Engine of that Aircraft), Seller is unable to (i) procure that Airframe Manufacturer sell an Aircraft to Seller in accordance with the terms of the Airbus Purchase Agreement and the relevant Purchase Agreement Assignment and/or (ii) to sell an Aircraft to Purchaser in accordance with the terms of this Agreement prior to the applicable Final Delivery Date, Seller shall notify Purchaser in writing of the applicable circumstances and Seller and Purchaser shall discuss in good faith for a period of up to fourteen (14) days to determine whether a mutually acceptable alternative delivery date can be agreed.  If no agreement can be reached by the later of (x) the end of such fourteen (14) day period and (y) the relevant Final Delivery Date, either party to this Agreement may, by notice in writing to the other and without any judicial or other formality being necessary, declare Purchaser’s obligation to purchase the relevant Aircraft and pay (or procure the payment of) the Purchase Price for that Aircraft and Seller’s obligation to procure that Airframe Manufacturer sell an Aircraft to Seller (or the relevant Purchaser Nominee) shall be terminated, whereupon such obligations shall be so terminated.  In such circumstances, Seller and Purchaser agree (and Seller shall procure the agreement of Airframe Manufacturer) that Purchaser shall be under no obligation to take title to the relevant Aircraft from Seller under this Agreement or otherwise, and that Purchaser shall have the right to request a Replacement Aircraft in accordance with Clause 3.6 provided no such force majeure event is continuing and is applicable to such Replacement Aircraft.

7.3	Mitigation

If any circumstances arise which would result in (i) any illegality of the nature referred to in Clause 7.1 (Illegality) or (ii) any of Seller or Purchaser having an increased obligation in respect of Taxes under this Agreement, each party to this Agreement shall upon becoming aware of such circumstances notify the other and in good faith consult with the other party to this Agreement with a view to mitigating such circumstances provided that no party to this Agreement shall be under any obligation to take any action if to do so would or would be likely to involve it in any unlawful activity or would involve it in incurring any Losses or additional Taxes or would reasonably be likely to adversely affect its rights and interests under this Agreement and/or any of the Relevant Documents.

8.	REPRESENTATIONS AND WARRANTIES; COVENANTS

8.1	Representations and Warranties of Seller

The Seller hereby represents and warrants to the Purchaser (and each relevant Purchaser Nominee) as follows:

(a)	it is a company validly incorporated, in existence and duly registered under the Laws of its jurisdiction and has power to conduct its business as conducted on the date of the Agreement;

(b)
it has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement and each Relevant Document to which it is or will be a party;

(c)
its obligations under this Agreement and any other Relevant Document to which it is party are, or when the Relevant Document is executed will constitute, binding obligations in accordance with their respective terms;

(d)
none of the Seller, each Affiliate of the Seller which may, due to its materiality to the Seller, give rise to a similar event for the Seller (a “Relevant Seller Affiliate”) is insolvent under the Laws of its jurisdiction of its incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.  There are no proceedings in relation to any compromise or arrangement with creditors or any winding up or insolvency proceedings concerning any or all of the Seller or its Relevant Seller Affiliates and no events have occurred which would justify such proceedings.  No steps have been taken to enforce any security over any Asset (or any part of any thereof) and, so far as the Seller is aware, no event has occurred to give the right to enforce such security;

(e)
with the exception of the Existing Financing required to be discharged by the Seller pursuant to the Share Purchase Agreement, the execution and delivery by the Seller of this Agreement and the Relevant Document (or any of them) to which it is or is to be a party, and the performance by each thereof its respective obligations thereunder will not:

(i)	result in a breach of any provision of its memorandum or articles of association, operating agreement, or by-laws or equivalent constitutional documents;

(ii)	result in a breach of, or constitute a default under, any agreement or instrument to which it is a party, or by which it is bound and which is material in the context of this Agreement;

(iii)	result in a breach of any order, judgment or decree of any Governmental Authority to which it is a party or by which it is bound or submits;

(iv)
require it to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same, other than by reason of any misrepresentation or misstatement); or

(v)	require it to obtain any consent or approval of any of its shareholders, members, trustees or any other person.

(f)
there are no (i) outstanding judgments, orders, injunctions or decrees of any judicial, governmental or regulatory body or arbitral tribunal against or affecting it, (ii) lawsuits, actions or proceedings commenced, pending or, so far as it is aware, threatened in writing against or affecting it; or (iii) investigations by any Governmental Authority which have been commenced or are pending or threatened against it, in each case which (A) will, or is (in the opinion of the Purchaser, acting reasonably) likely to, prevent or delay the fulfilment of any of the Purchaser Conditions Precedent or (B) will have or could reasonably be expected to have a material adverse effect on its ability to perform its obligations under any Relevant Document or any other documents to which it is, or is to become, a party in connection with this Agreement;

(g)	the Airbus Purchase Agreement is in full force and effect and true, correct and complete copies of the Airframe Manufacturer Warranties have been delivered to Purchaser;

(h)	the CFM General Terms Agreement is in full force and effect and true, correct and complete copies of the Engine Manufacturer Warranties have been delivered to Purchaser;

(i)
upon Delivery of the Aircraft to Purchaser (or the relevant Purchaser Nominee) pursuant to this Agreement and the Seller Bill of Sale, Purchaser (or the relevant Purchaser Nominee) will acquire such title to the Aircraft as will be conveyed to Seller (or the relevant Purchaser Nominee) under the Airbus Bill of Sale;

(j)
as at the date hereof, to the best of Seller’s knowledge, no Taxes are payable in (i) Malaysia or at the principal place of business of Seller in connection with execution of this Agreement and (ii) the Delivery Locations of the Airframe Manufacturer at Blagnac France, Hamburg Germany or Tianjin Airport Economic Area of China (Tianjin) Pilot Free Trade Zone) in connection with the execution and delivery of this Agreement or any other Relevant Document or the transfer of title to an Aircraft as contemplated hereunder;

(k)
as at the date hereof, neither the Model Specification nor the Engine thrust and the operating weights and capacities for each Aircraft as set out in Parts A, B and C of Schedule 2 are subject to any change, adjustment or limitation pursuant to any agreement or arrangement between AAB or Seller and Airframe Manufacturer or Engine Manufacturer except as contemplated by the footnotes and brackets in Parts A, B and C of Schedule 2;

(l)	with respect to each Aircraft, the Engine thrust and the operating weights and capacities for such Aircraft are owned and transferable to any future purchaser and/or operator of such Aircraft;

(m)	each Aircraft will be Delivered ex-factory, in an air-worthy condition and with a valid certificate of airworthiness; and

(n)
each of the representations and warranties set forth in this Clause 8.1 shall be construed separately, and none of such representations or warranties shall limit or govern the extent, application or construction of any other of the representations or warranties.

8.2	Representations and Warranties of Guarantor

Guarantor hereby represents and warrants to Purchaser (and each relevant Purchaser Nominee) as follows:

(a)	it is a company duly incorporated and validly existing under the laws of the jurisdiction of its incorporation;

(b)	it has and will have the right, power and authority, and has and will have taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement;

(c)	its obligations under this Agreement will constitute, binding obligations in accordance with their respective terms;

(d)
it is not insolvent under the Laws of the jurisdiction of its incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.  There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, or insolvency proceedings concerning the Guarantor and no events have occurred which would justify such proceedings;

(e)	it has the power to own its assets and carry on its business as it is being conducted;

(f)	the execution and delivery of, and the performance by the Guarantor of its obligations under, this Agreement will not:

(i)	result in a breach of any provision of the constitutional documents of the Guarantor;

(ii)
result in a material breach of, or give any third party a right to terminate or modify, or result in the creation of any Security Interest under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any Governmental Authority to which the Guarantor is a party or by which the Guarantor or any of its assets is bound;

(iii)
require the Guarantor to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any material misrepresentation or misstatement); or

(iv)
require the Guarantor to obtain any consent or approval of any of its shareholders or any other person except as set out in the Share Purchase Agreement on the other Transaction Documents (as defined in the Share Purchase Agreement);

(g)
except as set out in the Share Purchase Agreement or the other Transaction Documents (as defined in the Share Purchase Agreement), all authorisations from, and notices or filings with, any Governmental Authority that are necessary to enable the Guarantor to execute, deliver and perform its obligations under this Agreement have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

8.3	Representations and Warranties of Purchaser

The Purchaser hereby represents and warrants to Seller as follows:

(a)	it is a company duly incorporated and validly existing under the Laws of the jurisdiction of its incorporation;

(b)
it has and will have the right, power and authority, and has and will have taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement and each Relevant Document to which it is or will be a party;

(c)
its obligations under this Agreement or any other Relevant Document to which it is party are, or when the Relevant Document is executed will constitute, binding obligations in accordance with their respective terms;

(d)
neither it, nor any of its Affiliates which may due to its materiality to the Purchaser give rise to a similar event for the Purchaser (a “Relevant Purchaser Affiliate”), is insolvent under the Laws of the jurisdiction of its incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.  There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, or insolvency proceedings concerning the Purchaser or its Relevant Purchaser Affiliates and no events have occurred which would justify such proceedings.  No steps have been taken to enforce any security over any assets of the Purchaser or its Relevant Purchaser Affiliates, and no event has occurred to give the right to enforce such security;

(e)	it has the power to own its assets and carry on its business as it is being conducted;

(f)	the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and any Relevant Document (to which it is a party) will not:

(i)	result in a breach of any provision of the constitutional documents;

(ii)
result in a material breach of, or give any third party a right to terminate or modify, or result in the creation of any Security Interest under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any Governmental Authority to which the Purchaser is a party or by which the Purchaser or any of its assets is bound;

(iii)
require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any material misrepresentation or misstatement); or

(iv)	require the Purchaser to obtain any consent or approval of any of its shareholders or any other person;

(g)
all authorisations from, and notices or filings with, any Governmental Authority that are necessary to enable the Purchaser to execute, deliver and perform its obligations under this Agreement and each other document related to this Agreement to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with;

(h)
there are no (i) outstanding judgments, orders, injunctions or decrees of any judicial, governmental or regulatory body or arbitral tribunal against or affecting it, (ii) lawsuits, actions or proceedings commenced, pending or, so far as it is aware, threatened in writing against or affecting it; or (iii) investigations by any Governmental Authority which have been commenced or are pending or threatened against it, in each case which (A) will, or is (in the opinion of the Purchaser, acting reasonably) likely to, prevent or delay the fulfilment of any of the Seller Conditions Precedent or (B) will have or could reasonably be expected to have a material adverse effect on its ability to perform its obligations under any Relevant Document or any other documents to which it is, or is to become, a party in connection with this Agreement;

(i)
Each of the representation and warranties set forth in this Clause 8.3 shall be construed separately and none of such representation or warranties shall limit or govern the extent, application or construction of any other of the representation or warranties.

8.4	Repetition of Representations and Warranties

Each representation set out in Clause 8.1 (Representations and Warranties of Seller) (other than in Clause 8.1(j) and (n))), Clause 8.2 (Representations and Warranties of Guarantor) and Clause 8.3 (Representations and Warranties of Purchaser) shall be deemed to be repeated at Delivery of an Aircraft by reference to the facts and circumstances existing on such date.

8.5	Seller Covenants

Seller hereby undertakes to Purchaser that from the date of this Agreement until the date the last Aircraft is delivered under this Agreement:

(a)	it will, in respect of each Aircraft:

(i)	perform all of its obligations with respect to that Aircraft to be performed by it under or pursuant to the Airbus Purchase Agreement on or before the Delivery Date;

(ii)	perform all of its obligations with respect to the Engines of that Aircraft to be performed by it under or pursuant to the CFM General Terms Agreement on or before the Delivery Date;

(iii)
subject to the agreement of Airframe Manufacturer, procure permission for representatives of Purchaser (or the relevant Purchaser Nominee) to be present at the Delivery Location during the Pre-delivery Inspections.  Such participation of Purchaser (or the relevant Purchaser Nominee) is subject to any requirements of and/or restrictions imposed by Airframe Manufacturer and the Participation Letter;

(iv)
use reasonable commercial efforts to ensure that Seller and Airframe Manufacturer follow the Pre-delivery Procedure provided that the Pre-delivery Procedure does not result in any delay and/or interruption whatsoever to the Delivery or Seller’s pre-delivery inspections and acceptance process in respect of the Aircraft; and

(v)	inform Purchaser promptly upon Seller or the relevant Lessee becoming aware of a Total Loss or the occurrence of any Material Damage;

(b)
at any time during the period beginning on the date of this Agreement and ending on the date that the last of the Aggregate Aircraft is Delivered (or “Delivered” under the Other Sale Agreement), Seller or any other member of the Seller Group shall not enter into a Sale and Leaseback transaction relating to an A320 NEO Aircraft or an A321 NEO Aircraft with a Third Party (other than any Exempt Transaction) that is subject to commercial terms and conditions, taken as a whole, more favourable to such Third Party than the commercial terms and conditions, taken as a whole, provided to a BBAM Party in respect of the Sale and Leaseback of the Aircraft with such BBAM Party (for the avoidance of doubt a comparison of solely the purchase price and lease factor rate alone between Sale and Leaseback transactions is acknowledged as insufficient to determine whether one transaction is more favourable than another without taking into consideration the full terms of the relevant Sale and Leaseback transactions being compared);

(c)
with respect to the Aggregate Aircraft, it shall use reasonable commercial efforts to procure that the Aggregate Aircraft are delivered in accordance with the Delivery Schedule provided that each Scheduled Delivery Date may be accelerated to a date that falls during an earlier calendar year pursuant to Clause 5.2(a);

(d)
with respect to the Aircraft, it shall use reasonable commercial efforts to procure that the Scheduled Delivery Date shall be a date that falls within the Scheduled Delivery Year for such Aircraft; provided that each Scheduled Delivery Date may be accelerated to a date that falls during an earlier calendar year pursuant to Clause 5.2(a);

(e)
duly perform all of its obligations under the Airbus Purchase Agreement, each Purchase Agreement Assignment and the CFM General Terms Agreement, and take all actions necessary to keep the Airbus Purchase Agreement (including the Airbus Delivery Condition Specification), each Purchase Agreement Assignment and the CFM General Terms Agreement in full force and effect;

(f)
promptly upon acquiring actual knowledge of the same, notify the Purchaser of any material default (whether by the Seller, or either Manufacturer) under or cancellation, termination or rescission or purported cancellation, termination or rescission of the Airbus Purchase Agreement (including the Airbus Delivery Condition Specification), each Purchase Agreement Assignment and the CFM General Terms Agreement, which would have an adverse effect on the Aircraft or on Purchaser’s or Seller’s ability to perform its obligations under this Agreement specifying in reasonable detail the nature of such default, cancellation, rescission or termination provided there is no breach of any confidentiality restrictions when disclosing such information;

(g)
not, without the Purchaser’s prior written consent, in any way modify, cancel, supplement, terminate or amend or consent to the modification, cancellation, termination or amendment of the Airbus Purchase Agreement (other than in respect of the Airbus Delivery Condition Specification), each Purchase Agreement Assignment and the CFM General Terms Agreement in respect of the Aircraft which would have an adverse effect on the Aircraft or on Purchaser’s or Seller’s ability to perform its obligations under this Agreement;

(h)
not, without the Purchaser’s prior written consent, in any way modify, cancel, terminate or amend or consent to the modification, cancellation, termination or amendment of the Model Specification set out at Sections 1-18 of Parts A, and C of Schedule 2 and Sections 1-19 of Part B except as contemplated by the footnotes and brackets in Parts A, B and C of Schedule 2;

(i)
not enter into or consent to any change order in relation to the Aircraft, without the written consent of Purchaser which would have a materially adverse effect on the Aircraft other than any compulsory change orders from Airframe Manufacturer pursuant to the Airbus Purchase Agreement;

(j)
promptly following receipt from Airframe Manufacturer, provide Purchaser with copies of any and all updates from Airframe Manufacturer regarding the Delivery Dates for each Aircraft. In the event that Seller is subsequently advised of a change to any scheduled delivery month or any date described above, Seller shall promptly inform Purchaser of such change; and

(k)
disclose to Purchaser the Airframe Manufacturer Warranties and the Engine Manufacturer Warranties related to an Aircraft and/or the related Engines.  In addition, Seller shall use reasonable commercial efforts to require Airframe Manufacturer and/or Engine Manufacturer to enter into an agreement with Seller and Purchaser (or Purchaser Nominee) wherein Airframe Manufacturer and Engine Manufacturer shall agree to provide to Purchaser or Purchaser Nominee (at no cost to Purchaser or Purchaser Nominee) in the event of an early termination of the relevant Lease Agreement or at the expiry of the term of such Lease Agreement: (i) the benefit of the Airframe Manufacturer Warranties and the Engine Manufacturer Warranties related to an Aircraft and the relevant Engines, (ii) the benefit of any airframe and/or engine enhancements or improvements introduced by Airframe Manufacturer and/or Engine Manufacturer subsequent to the Delivery of such Aircraft and (iii) benefit of the relevant Manufacturer Commitment Letter, provided that the obligations of Seller in respect of the foregoing subclauses (ii) and (iii) shall in each case be subject to any confidentiality agreements that exist between Airframe Manufacturer (and, if applicable, Engine Manufacturer) and Seller (evidenced in writing to Purchaser).

8.6	Purchaser Covenants

Purchaser hereby undertakes to Seller that prior to the delivery of each Aircraft from Airframe Manufacturer to the relevant Seller, Purchaser hereby agrees that it will ensure that it and its representatives will not interact directly with Airframe Manufacturer without first obtaining the prior agreement of the Seller.  Purchaser hereby further agrees that, subject to the Participation Letter or as may otherwise be provided in any other Relevant Document, any interaction or communication regarding the Aircraft must be conducted directly between Purchaser’s representative and Seller’s representative(s).

9.	CONDITIONS PRECEDENT

9.1	Purchaser Conditions Precedent

The obligations of Purchaser (or the relevant Purchaser Nominee) under this Agreement in respect of an Aircraft (including, without limitation, the obligation to purchase such Aircraft and the obligation to pay (or procure the payment of) the Purchase Price for such Aircraft) are subject to the following conditions precedent being fulfilled to the satisfaction of, or waived by, Purchaser (or the relevant Purchaser Nominee):

(a)	copies of the Relevant Documents and each Transaction Document duly executed by the parties thereto other than Purchaser or Purchaser Nominee (as applicable) in respect of such Aircraft;

(b)	a corporate certificate of Seller signed by an authorised officer of Seller to which is attached complete and up to date copies of:

(i)	the constitutional documents of Seller; and

(ii)
the resolutions of the board of directors of Seller approving the transactions contemplated by the Relevant Documents and authorising one or more persons to sign those of the Relevant Documents to which Seller is a party and the affixation of the common seal of Seller on any of the Relevant Documents and/or the documents contemplated thereunder in accordance with the memorandum and articles of association of Seller;

(c)
a customary legal opinion from counsel in Malaysia in form and substance reasonably satisfactory to Purchaser covering the enforceability against Seller of this Agreement and any other Relevant Document to which it is a party in respect of such Aircraft;

(d)	a process agent letter from Seller’s process agent as designated in Clause 16.2(e) of this Agreement confirming acceptance of its appointment;

(e)
Purchaser being satisfied that (i) Delivery of such Aircraft will not give rise to any Taxes for which it is or may be responsible unless it agrees to be responsible for the same and (ii) the Airbus Bill of Sale shall be governed by the laws of England and shall be executed by the Airframe Manufacturer and not by any Affiliate of the Airframe Manufacturer (unless otherwise agreed between Seller and Purchaser);

(f)	such Aircraft being at the Delivery Location at the Effective Time on the Delivery Date;

(g)
the conditions precedent in favour of the lessor set out in the Lease Agreement and if applicable, the Head-Lease Agreement in respect of such Aircraft being satisfied, deferred or waived by lessor in accordance with the terms of that Lease Agreement and if applicable, the Head-Lease Agreement;

(h)
Purchaser being satisfied that (i) Airframe Manufacturer has consented or will promptly consent following Delivery to the registrations of the sale of the applicable Airframe and Engines at the International Registry and (ii) if the applicable Aircraft is or will be registered in a jurisdiction that has ratified the Cape Town Convention and the relevant Lease Agreement constitutes a registerable “international interest” under the Cape Town Convention, the Lessee of such Aircraft has appointed an “administrator” and a “professional user”, and such Lease Agreement will be so registered at the International Registry;

(i)
the representations and warranties on the part of Seller contained in Clause 8.1 (Representations and Warranties of Seller) (other than in Clause 8.1(j) and ((n))), being true and accurate on and as of Delivery with reference to the facts and circumstances existing as of Delivery;

(j)
subject to Clause 7.3 (Mitigation), on the Delivery Date no event or circumstance of the nature described in Clause 7.1 (Illegality) or Clause 7.2 (Force Majeure) shall have occurred and be continuing;

(k)
Purchaser having completed its observation and participation of the Pre-delivery Inspections being satisfied (i) that such Aircraft is new ex-factory and conforms to the description set forth in the Airbus Delivery Condition Specification except as set forth in a Manufacturer Commitment Letter for the Aircraft and (ii) with the proposed arrangements for rectification of any defects with respect to such Aircraft pursuant to the terms of the Pre delivery Procedure (to the extent that the sharing of such information with Purchaser does not conflict with any confidentiality agreements that exist between Airframe Manufacturer (and, if applicable, Engine Manufacturer) and Seller (evidenced in writing to Purchaser);

(l)	on the Delivery Date no Total Loss or Material Damage shall have occurred with respect to such Aircraft; and

(m)
Purchaser shall be satisfied that Seller will transfer to Purchaser (or Purchaser Nominee as applicable) good and marketable title to the Aircraft which Seller received from the Airframe Manufacturer pursuant to the Airbus Bill of Sale free and clear of all Security Interests upon payment by Purchaser (or the relevant Purchaser Nominee) of the Purchase Price.

9.2
Purchaser Conditions Precedent have been inserted for the benefit of Purchaser and may, in respect of any Aircraft, be waived in writing, in whole or in part and with or without conditions, by Purchasers without prejudicing the right of Purchaser to receive fulfilment of such conditions, in whole or in part, at any later time.

9.3	Seller Conditions Precedent

The obligations of Seller under this Agreement in respect of an Aircraft are subject to the following conditions precedent being fulfilled to the satisfaction of, or waived by, Seller:

(a)	Seller being satisfied that Airframe Manufacturer has received the Purchase Price;

(b)	copies of the Relevant Documents and each Transaction Document duly executed by the parties thereto other than Seller in respect of such Aircraft;

(c)	a corporate certificate of Purchaser and/or Purchaser Nominee (as applicable) signed by an authorised officer to which is attached complete and up to date copies of:

(i)	the constitutional documents of Purchaser and/or Purchaser Nominee (as applicable); and

(ii)
the resolutions of the board of directors of Purchaser and/or Purchaser Nominee (as applicable) approving the transactions contemplated by the Relevant Documents and authorising one or more persons to sign those of the Relevant Documents to which Purchaser and/or Purchaser Nominee (as applicable) is a party;

(d)
a customary legal opinion from counsel in the jurisdiction of incorporation of Purchaser and if applicable, the relevant Purchaser Nominee in form and substance reasonably satisfactory to Seller covering the enforceability against Purchaser and if applicable, the relevant Purchaser Nominee of this Agreement and any other Relevant Document to which it is a party in respect of such Aircraft;

(e)	a process agent letter from Purchaser and the relevant Purchaser Nominee’s process agent as designated in Clause 16.2(d) of this Agreement confirming acceptance of its appointment.

(f)	Seller being satisfied that Delivery of such Aircraft will not give rise to any Taxes for which it is or may be responsible;

(g)	such Aircraft being at the Delivery Location at the Effective Time on the Delivery Date;

(h)
the conditions precedent in favour of the relevant Lessee and if applicable, the Intermediate Lessor set out in the Lease Agreement and if applicable, the Head-Lease Agreement in respect of such Aircraft being satisfied in accordance with the terms of that Lease Agreement and if applicable, the Head-Lease Agreement;

(i)
the representations and warranties on the part of Purchaser contained in Clause 8.3 (Representations and Warranties of Purchaser) being true and accurate on and as of Delivery with reference to the facts and circumstances existing as of Delivery;

(j)
subject to Clause 7.3 (Mitigation), on the Delivery Date no event or circumstance of the nature described in Clause 7.1 (Illegality) or Clause 7.2 (Force Majeure) shall have occurred and be continuing;

(k)	on the Delivery Date no Total Loss or Material Damage shall have occurred with respect to such Aircraft; and

(l)
Seller being satisfied (i) that such Aircraft conforms to the description set forth in the Airbus Delivery Condition Specification and (ii) with the proposed arrangements for rectification of any defects with respect to such Aircraft pursuant to the Pre-delivery Procedure and the Manufacturer Commitment Letter.

9.4
Seller Conditions Precedent have been inserted for the benefit of Seller and may, in respect of any Aircraft, be waived in writing, in whole or in part and with or without conditions, by Seller without prejudicing the right of Seller to receive fulfilment of such conditions, in whole or in part, at any later time.

9.5	Each Party shall use reasonable commercial efforts to satisfy any conditions precedent that are within its control on or prior to the Scheduled Delivery Date of each Aircraft.

10.	AAB GUARANTEE

10.1	Guarantee and Indemnity

Guarantor unconditionally and irrevocably:

(a)	guarantees to the Purchaser, the due and punctual performance of all of Seller’s obligations under (i) this Agreement and (ii) the Seller Bill of Sale;

(b)
undertakes to the Purchaser that whenever Seller does not pay any amount when due under or in connection with this Agreement, Guarantor shall immediately on demand pay that amount (together with interest on such sum accrued both before and after the date of demand until the date of payment and in the currency in which that amount is denominated) as if it was the principal obligor (and not a surety);

(c)
as a separate and additional liability, indemnifies the Purchaser immediately on demand against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Purchaser arising from any default or delay in the due and punctual performance of Seller’s obligations under this Agreement; and

(d)
agrees with the Purchaser that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Purchaser immediately on demand against all costs, Losses, liabilities and expenses suffered or incurred by the Purchaser as a result of Seller not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable to the Purchaser under or in relation to this Agreement on the date when it would have been due to be paid.

The Purchaser may make any number of demands on Guarantor.

10.2	Extent of Guarantee and Indemnity

(a)
The liability of Guarantor under this Clause 10 (AAB Guarantee) is not affected by anything which, but for this Clause 10 (AAB Guarantee), might operate to release or exonerate Guarantor in whole or in part from their obligations including any of the following, whether with or without the consent of Guarantor:

(i)	the grant to Seller, Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of Seller, Guarantor or any other person from any liability or obligation;

(ii)	any transaction or arrangement that may take place between the Purchaser, Seller, Guarantor or any other person;

(iii)	the Purchaser exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against Seller, Guarantor or any other person;

(iv)
the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Purchaser from Seller, Guarantor or any other person or by the taking of or failure to take any security;

(v)	the failure or omission or any delay by the Purchaser or Seller to give notice to Guarantor of any default by Seller or any other person under this agreement; and

(vi)	any legal limitation, disability, incapacity or other circumstances related to Seller, Guarantor or any other person.

(b)
Until all amounts which may be or become payable by Seller under or in connection with this Agreement have been irrevocably paid in full, Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under this Agreement or by reason of any amount being payable, or liability arising, under this Clause 10 (AAB Guarantee):

(i)	to be indemnified by Seller;

(ii)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Purchaser under this Agreement or of any other guarantee or security taken pursuant to, or in connection with, this Agreement by the Purchaser;

(iii)
to bring legal or other proceedings for an order requiring Seller to make any payment, or perform any obligation, in respect of which Guarantor has given a guarantee, undertaking or indemnity under this Clause 10 (AAB Guarantee);

(iv)	to exercise any right of set-off against Seller; and/or

(v)	to claim or prove as a creditor of Seller in competition with the Purchaser.

(c)
If Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Purchaser by Seller under or in connection with this Agreement to be paid in full) on trust for the Purchaser and shall promptly pay or transfer the same to the Purchaser.

10.3	Principal and Independent Obligation

This Clause 10 (AAB Guarantee) is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

10.4	Continuing Guarantee and Indemnity

(a)
This Clause 10 (AAB Guarantee) is a continuing obligation of Guarantor, despite Delivery of any Aircraft, and remains in full force and effect for so long as Seller has any liability or obligation to the Purchaser under any of this Agreement and until all of those liabilities or obligations have been fully discharged, regardless of any intermediate payment or discharge in whole or in part.

(b)
Without prejudice to the generality of Clause 10.6 (Waiver of Defences), Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to this Agreement.

(c)	This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Purchaser.

(d)
If any discharge, release or arrangement (whether in respect of the obligations of Seller or any security for those obligations or otherwise) is made by the Purchaser in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of Guarantor under this Clause 10 (AAB Guarantee) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

10.5	Guarantor Liability

(a)	Guarantor’s aggregate liability in respect of any claim hereunder shall not exceed Seller’s liability in respect of that claim.

(b)
Guarantor has no right to set off, deduct or withhold any moneys which it may be or become liable to pay under this Clause 10 (AAB Guarantee), against any moneys that the Purchaser or any of its Affiliates may be, or may become, liable to pay to Seller or any of its Affiliates whether under this Agreement or otherwise.

10.6	Waiver of Defences

(a)
The obligations of Guarantor under this Clause 10 (AAB Guarantee) will not be affected by an act, omission, matter or thing which, but for this Clause 10 (AAB Guarantee), would reduce, release or prejudice any of its obligations under this Clause 10 (AAB Guarantee) (without limitation and whether or not known to it or the Purchaser) including:

(i)	the release of Seller or any other person under the terms of any composition or arrangement with any creditor;

(ii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, Seller or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iii)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of Seller or any other person;

(iv)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of this Agreement;

(v)	any unenforceability, illegality or invalidity of any obligation of any person under this Agreement; or

(vi)	any insolvency or similar proceedings.

10.7	Corporate Existence

(a)
Subject to Clause 10.7(b), Guarantor covenants that so long as it has any outstanding obligations under or in relation to this Clause 10 (AAB Guarantee), it will maintain its corporate existence, will not dissolve, sell or in any other manner dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it without Purchaser’s consent; provided that Guarantor may, without violating the covenants contained in this Clause 10 (AAB Guarantee)  consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it, or sell or otherwise transfer to another corporation all or substantially all of its assets as an entity and thereafter dissolve, if the surviving, resulting or transferee corporation, as the case may be: (i) assumes all of the obligations of Guarantor hereunder; (ii) is not, after such transaction, otherwise in default of any provisions of this Clause 10 (AAB Guarantee); and (iii) and shall agree to be bound by the provisions of this Clause 10 (AAB Guarantee);

(b)
Clause 10.7(a) will not prohibit Guarantor from taking any step in contemplation of, in connection with and/or to further the proposed restructuring of its Affiliates and subsidiaries in the manner publicly disclosed and/or disclosed to the Purchaser or any of its representatives.

10.8	Change of Guarantor

Upon AirAsia Group Berhad (“AAG”) acquiring 100% of the shares of AAB, Seller will procure that AAG will accede to this Agreement as the “Guarantor” by delivering to the Purchaser an Accession Deed duly executed by the Seller, AAB and AAG and upon such delivery (i) all references in this Agreement to “Guarantor” will be deemed to be references to AAG and (ii) AAB will be automatically released from its obligations as Guarantor pursuant to this Agreement.

11.	TAXES

11.1	Tax Indemnity

Purchaser shall indemnify and hold harmless Seller from any and all Taxes and expenses assessed against Seller or the Aircraft or any Relevant Document by any Government Entity resulting from or arising in connection with the sale of the Aircraft or the transactions contemplated by the Relevant Documents, other than:

(a)	any Taxes imposed on the overall income, profits or gains of Seller in the jurisdiction of its incorporation;

(b)
any Taxes imposed as a result of failure by Seller to comply with its express obligations under this Agreement or non-performance by Seller in relation to any applicable laws governing the obligations of Seller hereunder; or

(c)	any Taxes arising as a result of the gross negligence or wilful misconduct of Seller.

11.2	Documentary Taxes and Registration Fees

Subject to Clause 11.4, Purchaser shall bear: (a) all stamp or other documentary Taxes resulting from or arising in connection with any of the Relevant Documents; and (b) all registration duties or fees in connection with the Relevant Documents and/or transfer of title to the Aircraft from Seller to Purchaser and shall indemnify Seller within 3 Business Days of demand against any cost, Loss or liability that Seller incurs in relation to those Taxes (the “Purchaser Payment Obligation and Indemnity”). However, to the extent such Taxes result from Seller failing to comply with its procuring obligations in Clause 11.4(a) below or in circumstances where Purchaser has undertaken Successful Enforcement Action (as defined below), the Purchaser Payment Obligation and Indemnity shall not apply, and, instead, Seller shall indemnify Purchaser within 3 Business Days of demand against any cost, Loss or liability that Purchaser incurs in relation to such Taxes (the “Seller Indemnity”).

11.3	Taxation of Indemnity Payments

If and to the extent that any sum constituting (directly or indirectly) an indemnity to any person pursuant to this Agreement is treated as taxable in the hands of such person or is subject to any deduction or withholding on account of Tax, the indemnifying party shall pay to such person such sum as will, after the tax liability has been fully satisfied, indemnify such person to the same extent as it would have been indemnified in the absence of such liability, deduction or withholding.

11.4	Originals in Malaysia or China

(a)
Seller shall procure that none of its Representatives shall execute or enter into any original, counterpart or other executed version of this Agreement including for the purposes of this Clause 11.4, any Seller Bill of Sale (collectively an “Original”) in Malaysia or China (each, a “Restricted Jurisdiction”). Seller shall also procure that such persons (the “Affected Persons”) do not subsequently bring an Original into a Restricted Jurisdiction other than in Permitted Circumstances. For these purposes, a Permitted Circumstance shall arise (subject to clause 11.4(b) below) if (i) an Affected Person is required to bring an Original into Malaysia pursuant to any law or legal requirement, (ii) the Original is otherwise required by the Malaysian Tax Authority or any other Governmental Authority and such authority has refused to accept a copy of the Original, or (iii) it is necessary to produce the Original as evidence in any court proceedings (including, without limitation, any arbitration or expert proceedings) between any of the parties to this Agreement or the Relevant Documents.

(b)
Seller shall notify Purchaser as soon as reasonably practicable if Seller concludes, acting reasonably, that an Affected Person will soon be required to bring an Original into a Restricted Jurisdiction in a Permitted Circumstance and agrees to use its reasonable endeavours and to co-operate with Purchaser to find an acceptable alternative to that course of action (if any) which does not materially prejudice Seller. Seller also agrees to use its reasonable endeavours to secure in a Permitted Circumstance that a copy or certified copy is accepted as adequate evidence in place of the Original. If an Affected Person brings an Original into a Restricted Jurisdiction in accordance with part (iii) of Clause 11.4(a), such course of action shall only constitute a Permitted Circumstance if Final Judgement is delivered in favour of an Affected Person. If this is not ultimately the case, Seller shall be required to discharge the Seller Indemnity in respect of any stamp, registration or similar Taxes that result from this course of action. Seller shall also be required to discharge the Seller Indemnity in respect of any related stamp, registration or similar Taxes if Purchaser brings an Original into a Restricted Jurisdiction in the circumstances indicated in part (iii) of Clause 11.4(a) and Final Judgment is delivered in favour of Purchaser (a “Successful Enforcement Action”). Prior to such circumstances arising, Purchaser agrees to use its reasonable endeavours and to co-operate with Seller to find an acceptable alternative to bringing the Original into a Restricted Jurisdiction which does not materially prejudice Purchaser. Purchaser also agrees to use its reasonable endeavours to secure in such circumstances that a copy or certified copy is accepted as adequate evidence in place of the Original.

(c)	For the purposes of Clause 11.4(b) above, “Final Judgment” shall be deemed to have delivered in relation to proceedings on the latest of:

(i)	the date on which a judgment is delivered from which no appeal can be made;

(ii)	the expiry of any time limit for making any appeal without an appeal being made; or

(iii)	the refusal of an application for leave to appeal from a judgment.

12.	EXPENSES, REGISTRATIONS AND FILINGS

12.1	Legal fees

Subject to Clauses 12.2 and 12.3, each party to this Agreement shall bear its own costs and expenses (including legal expenses) incurred in the negotiation of this Agreement and the completion of the transaction contemplated hereby.

12.2	Registration and Filings

Purchaser shall be responsible at its own expense for obtaining and maintaining any governmental and other licences, approvals, consents, certificates, exemptions, registrations and filings necessary for the ownership, leasing, registration, maintenance, use or operation of the Aircraft after Delivery (other than any which are the express responsibility of the Lessee under the Lease Agreement).

12.3	Expenses in the Event of a Breach

With respect to each Aircraft, notwithstanding Clause 12.1, if Delivery does not occur as a result of a breach by either Party (but in the case of Seller only to the extent that such breach was not caused by any Manufacturer (which breach in itself was not caused by AAB or Seller) as evidenced by Seller to Purchaser in writing provided there are no confidentiality restrictions) of its obligations hereunder, the breaching Party shall, upon written request, pay the reasonable and properly incurred costs and expenses of the other Party (without prejudice to the other Party’s other rights at Law in respect of such breach or non-performance) subject to such Party providing documentary evidence of such costs and expenses.

12.4	Mitigation

Without prejudice to Clause 12.3, each Party shall act in good faith to mitigate any such costs and expenses.

13.	ASSIGNMENTS

13.1
Unless the Purchaser and the Seller specifically agree in writing, neither Party shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this Clause 13.1 shall be void.

13.2
Notwithstanding Clause 13.1 above, Purchaser may nominate a Purchaser Nominee and Purchaser may grant to any finance party a security assignment of any of the rights of Purchaser under this Agreement provided that in either case (i) Purchaser shall remain fully and primarily liable for the performance of all of its obligations under this Agreement, (ii) Purchaser shall be responsible for procuring the performance of all of the obligations of each Purchaser Nominee under this Agreement, (iii) for all purposes of this Agreement, Seller shall be entitled to deal exclusively with, and rely upon notices and/or other communications from Purchaser (for itself or on behalf of Purchaser Nominee) to the exclusion of Purchaser Nominee, and (iv) none of the liabilities or obligations of Seller under this Agreement or any of the other Relevant Documents shall be increased as a result of such nomination and none of Seller’s rights or benefits under this Agreement or any of the other Relevant Documents shall be reduced, diminished or extinguished as a result thereof.

14.	NOTICES

(a)	Any notice or other communication in connection with this Agreement shall be in writing in English (a “Notice”) and shall be sufficiently given or served if delivered or sent:

In the case of the Seller and the Guarantor to:

RedQ

Jaland Pekeliling 5
Kuala Lumpur International Airport (KLIA2)
64000 KLIA
Selangor Darul Ehsan
Malaysia
Fax:  +60 (0) 321784583
Attention:  Group Head of Legal
Email: maa_legal@airasia.com; maa_corpfinance@airasia.com

In case of the Purchaser to:

Fly Aladdin Holdings Limited
West Pier Business Campus
Dun Laoghaire
Co. Dublin
A96 N6T7
Ireland
Fax: +353 1 231 1901
Email: legal@bbam.com
Attention: General Counsel

With copies to:

Fly Leasing Limited
West Pier Business Campus
Dun Laoghaire
Co. Dublin
A96 N6T7
Ireland
Fax: +353 1 231 1901
Email: legal@bbam.com
Attention: General Counsel

BBAM US LP
50 California Street
14th Floor
San Francisco
California 94111
United States of America
Fax: +1 415 618 3337
Email: legal@bbam.com
Attention: General Counsel

or (in either case) to such other address or fax number as the relevant Party may have notified to the other in accordance with this Clause.

(b)
Any Notice may be delivered by hand or, sent by email or fax or prepaid registered post or registered airmail in the case of international service.  Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received:

(i)	on the next Business Day in the place to which it is sent, if sent by fax, provided confirmation is received by the recipient that the fax was successfully sent;

(ii)
in the case of email notices, the notice will only be deemed duly delivered when a “read receipt” system message is returned by email to the sender or the recipient replies to or otherwise acknowledges its receipt in writing;

(iii)	five (5) Business Days from the time of posting, if sent by post (including the date of postage);

(iv)	five (5) Business Days from the time of posting, if sent by airmail (including the date of postage); or

(v)	at the time of delivery, if delivered by hand.

15.	MISCELLANEOUS

15.1	Amendments in Writing

Except as otherwise specified herein, no amendment or variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

15.2	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument.  Any Party may enter into this Agreement by executing any such counterpart. Delivery of a counterpart of this Agreement by e-mail attachment or fax shall be an effective mode of delivery.

15.3	Invalidity of any Provision

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the Laws of any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the Laws of any other jurisdiction of that or another provision of this Agreement.

15.4	Further Assurances

(a)
At any time after the date of this Agreement, each Party shall, and shall use reasonable commercial efforts to procure that any necessary third party shall, execute such documents and do such acts and things as the other Party may reasonably require for the purpose of giving to the other Party the full benefit of all the provisions of this Agreement.

(b)
Each of the Parties shall, from the date on which any Aircraft is Delivered, execute (or procure the execution of) such further documents as may be required by Law or be necessary to implement and give effect to the Relevant Documents referable to such Aircraft and/or the actions contemplated in relation to such Aircraft.

(c)
Purchaser shall procure that each Purchaser Nominee comply with all obligations under the Relevant Documents which are expressed to apply to such Purchaser Nominee and take such actions required to be taken by such Purchaser Nominee pursuant to the Relevant Documents.

(d)
Seller shall procure that each member of the Seller Group, each Lessee and each Intermediate Lessor comply with all obligations under the Relevant Documents which are expressed to apply to such member of the Seller Group or such Lessee or such Intermediate Lessor and take such actions required to be taken by such member of the Seller Group or such Lessee or such Intermediate Lessor pursuant to the Relevant Documents.

15.5	Cape Town Convention

Purchaser agrees that neither it nor any Purchaser Nominee or any financier of any of the foregoing will file an interest at the International Registry in relation to any Aircraft until the actual Delivery Date for such Aircraft.

15.6	Rights Cumulative

The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies (whether provided by Law or otherwise).

15.7	Waivers

(a)
Waiver of any breach of this Agreement or of any right, power, authority, discretion or remedy arising upon a breach of or default under this Agreement, must be in writing and signed by the Party granting the waiver and shall not be considered as a waiver of any subsequent breach of the same or any other provision hereof.

(b)
No failure on the part of a Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement, shall operate as a waiver thereof or of any other right, power or privilege, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

15.8	No Brokers

Seller and Purchaser each hereby represents and warrants to the other that it has not paid, agreed to pay or caused to be paid to any person, directly or indirectly, any commission, contingent fee, brokerage or other similar payment of any kind in connection with the establishment or operation of this Agreement (other than fees payable by each party to its legal advisers).

15.9	Indemnity

Each of Seller and Purchaser agrees to indemnify the other against all claims, suits, damages, costs and expenses (including, but not limited to reasonable attorneys’ fees) asserted by any agent, broker or other third party for any commission or compensation of any nature whatsoever based upon this Agreement or the Relevant Documents or the Aircraft, if such claim, suit, damage, cost or expense arises out of any breach by the indemnifying party, its officers, employees or agents of Clause 15.8 (No Brokers).

15.10	Waiver of Sovereign Immunity

Each of the Parties irrevocably and unconditionally:

(a)
agrees that if any other party brings legal proceedings against it or its assets in relation to this Agreement no immunity from such legal proceedings (which will be deemed to include without limitation, suit, attachment prior to judgement, other attachment, the obtaining of judgement, execution or other enforcement) will be claimed by or on behalf of itself or with respect to its assets;

(b)	waives any such right of immunity which it or its assets now has or may in the future acquire; and

(c)
consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgement which may be made or given in such proceedings.

15.11	Third Party Rights

Except for each Purchaser Nominee, a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

15.12	Language

If this Agreement is translated into any language other than English, the English language text shall prevail.

15.13	Confidentiality

This Agreement, the terms hereof and thereof and all non-public information obtained by either party about the other are confidential and are between Seller and Purchaser only.  Seller and Purchaser shall not, and shall procure that their respective officers, employees and agents shall not, disclose this Agreement, the terms hereof or such non-public information to any third party other than (a) to any Lessee; and if applicable any Intermediate Lessor (b) any Purchaser Nominee; (c) to such party’s auditors or legal advisors; (d) in connection with Purchaser’s potential sale, financing, refinancing of or related to the Aircraft and/or transfer or assignment of this Agreement or any right or interest therein; (e) as required for enforcement by either party of its rights and remedies with respect to this Agreement; or (f) as required by applicable Law without the prior written consent of the other party.  If any disclosure will result in this Agreement becoming publicly available, Seller and Purchaser will cooperate with one another to obtain confidential treatment or limit the scope of disclosure as to the commercial terms and other material provisions of this Agreement.

16.	GOVERNING LAW AND JURISDICTION

16.1	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and construed in accordance with, English law.

16.2	Jurisdiction and Dispute Resolution

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a “Dispute”) including:

(i)	a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity; and

(ii)
any non-contractual obligations arising out of or in connection with this Agreement. For such purposes each Party irrevocably submits to the jurisdiction of the English courts, waives any objections to the jurisdiction of those courts and irrevocably agrees that a judgment or order of the English courts in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

(c)
The Parties agree that the documents which start any proceedings relating to a Dispute (“Proceedings”) and any other documents required to be served in relation to those Proceedings may be served on the Purchaser in accordance with Clause 13.1. These documents may, however, be served in any other manner allowed by Law.

(d)
The Purchaser shall at all times maintain and ensure that each Purchaser Nominee shall maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with the Relevant Documents.  The Purchaser confirms for itself and for each Purchaser Nominee that such agent shall be BBAM UK Limited, Venture House, Arlington Square, Downshire Way, Bracknell, G 1WA, England and any claim form, judgment or other notice of legal process shall be sufficiently served on any Purchaser Nominee if delivered to such agent at its address for the time being. The Purchaser irrevocably undertakes to ensure that it and each Purchaser Nominee shall not revoke the authority of this agent and if, for any reason, the Seller reasonably requests the Purchaser to do so, it shall procure that each Purchaser Nominee shall promptly appoint another such agent with an address in England and advise the Seller. If, following such a request, Purchaser or Purchaser Nominee fails (as the case may be) to appoint another agent, the Seller shall be entitled to appoint one on behalf of such Purchaser Nominee, as relevant, at the Purchaser’s expense.

(e)
The Seller shall at all times maintain and ensure that the Seller and each Lessee that is or is to be party to a Relevant Document shall maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with the Relevant Documents. The Seller confirms (for itself and each such Lessee) that such agent shall be A.G. Registrars Limited, Corporate Services Department (currently of Milton Gate, 60 Chiswell Street, London EC1Y 4AG, England) and any claim form, judgment or other notice of legal process shall be sufficiently served on the Seller or any such Lessee if delivered to such agent at its address for the time being. The Seller irrevocably undertakes not to revoke and to ensure that each such Lessee shall not revoke the authority of this agent and if, for any reason, the Purchaser reasonably requests the Seller to do so, it shall promptly appoint and procure that each such Lessee shall promptly appoint another such agent with an address in England and advise the Purchaser. If, following such a request, the Seller and/or any such Lessee fail or fails (as the case may be) to appoint another agent, the Purchaser shall be entitled to appoint one on behalf of the Seller and/or such Lessee at the Seller’s expense.

AS WITNESS the hands of the duly authorised representatives of the parties hereto on the day and year first before written.

EXECUTION PAGE
AIRCRAFT SALE AND PURCHASE AGREEMENT

Seller
Signed for and on behalf of ASIA AVIATION CAPITAL LIMITED (Company No. LL11196) in the presence of:

/s/ Giles Fogwill	/s/ Rozman Bin Omar

Witness	Signatory

Name: Giles Fogwill	Name: Rozman Bin Omar

NRIC No: [***]	Designation: Executive Director

Identity Card No: [***]

Purchaser
Signed for and on behalf of FLY ALADDIN HOLDINGS LIMITED (Company No 621582) in the presence of:

/s/ Cheryl Seah	/s/ Wesley Dick

Witness	Signatory

Name: Cheryl Seah	Name: Wesley Dick

NRIC No: [***]	Designation: Attorney-in-Fact

Identity Card No: [***]

Guarantor

Signed for and on behalf of AIRASIA BERHAD (Company No. 284669-W]) in the presence of:

/s/ Cheryl Seah	/s/ Mahesh Kumar

Witness	Signatory

Name: Cheryl Seah	Name: Mahesh Kumar

NRIC No:	Designation: Group Head, Projects

Identity Card No: [***]
21